As filed with the Securities and Exchange Commission on September 21, 2006

Registration No. 333- 136602

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM SB-2/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________

BioElectronics Corporation

 (Name of Small Business Issuer in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	3845 (Primary Standard Industrial Classification Code Number)	52-2278149 (I.R.S. Employer Identification No.)

401 Rosemont Avenue, 3rd Floor

Rosenstock Hall

Frederick, Maryland  21701

(301) 644-3906

(Address and Telephone Number of Principal Executive Offices)

Andrew J. Whelan, President

BioElectronics Corporation

401 Rosemont Avenue, 3rd Floor

Rosenstock Hall

Frederick, Maryland  21701

(301) 644-3906

 (Name, address and telephone number of agent for service)

___________

Copies to:

Robert S. Matlin, Esq.

Uche D. Ndumele, Esq.

Kirkpatrick & Lockhart Nicholson Graham

599 Lexington Avenue

New York, New York 10022-6030

Telephone:  (212) 536-3900  Facsimile:  (212) 536-3901

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. 

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.001 par value (2)	10,451,389 shares	$ 0.14	$ 1,463,194.40	$156.56
Common Stock, $.001 par value (3)	9,311,500 shares	$ 0.14	$ 1,303,610.00	$ 139.49
Common Stock, $.001 par value (4)	3,420,000 shares	$ 0.14	$ 478,800.00	$ 51.23
Total Registration Fee (5)	23,182,889 shares	_____	$ 3,245,604.40	$ 347.28

____________

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices on the Pink Sheets on  September 20, 2006.

(2)

The shares of common stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus upon conversion of outstanding secured convertible notes and include 166,667 shares for accrued interest and 249,999 shares for liquidated damages. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The shares of common stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus upon exercise of outstanding two to five-year warrants. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)

The shares of common stock were issued in connection with the Private Placement Offering of the Company's common stock on April 4 2005.

(5)   Previously paid

__________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

Subject to Completion, Dated September 21, 2006

23,182,889 Shares of Common Stock

Makers of Drug Free, Anti-Inflammatory Patches

This prospectus relates to the resale of up to 23,182,889 shares of common stock (the ''Common Stock''), of which 10,451,389 shares are issuable upon the conversion of promissory notes of BioElectronics Corporation (the ''Company'') and includes 166,667 shares for accrued interest and 249,999 shares for liquidated damages, 3,420,000 shares listed in connection with the Company's April 2005 Private Placement Offering, and 9,311,500 shares of Common Stock issuable upon the exercise of warrants of the Company by certain selling stockholders identified in this prospectus (the ''Offering'').  All of these shares, when sold, will be sold by these selling stockholders.  The selling stockholders may sell their Common Stock from time to time at prevailing market prices.  We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

Bid and ask prices for our Common Stock are quoted from broker dealers on the Pink Sheets. The Company's symbol is ''BIEL. OTC:PK.''

See ''Risk Factors'' beginning on page 7 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2006

This prospectus is not an offer to sell any securities other than the shares of Common Stock offered hereby.  This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this Offering, the Company, or the shares of Common Stock offered hereby that is different from the information included in this prospectus.  You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

PROSPECTUS SUMMARY

 This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information that you should consider before investing in the shares.  You are urged to read this Prospectus in its entirety, including the information under ''Risk Factors'' and our financial statements and related notes included elsewhere in this Prospectus.

OUR COMPANY

BioElectronics Corporation (the ''BioElectronics'', ''us'', ''our'', ''we'' or the ''Company'') is the maker of ActiPatch Therapy™ (''ActiPatch Therapy''), a microchip embedded into a disposable soft foam patch that delivers pulsed electromagnetic field therapy, a clinically proven and widely accepted anti-inflammatory and pain relief therapy, previously only available from large facility-based machines.  ActiPatch Therapy is designed to meet the market demand for an effective, inexpensive, drug-free, therapeutic agent for the soft tissue injury market.

Through June 30, 2006, the Company has a cumulative operating loss of approximately $4,665,000 and negative working capital of approximately $831,000.

ActiPatch Therapy causes a reduction in the swelling (edema) and inflammation that occurs after tissue injury – a true and beneficial acceleration in the healing process.  When soft tissue is damaged, the cells separate to prevent the transmission of infection.  The cells leak fluid and cellular components break down while the cellular debris causes inflammation, swelling and pain. ActiPatch Therapy stabilizes the leaking cell membrane by, in effect, recharging the membrane. The pulsed energy delivered by ActiPatch Therapy drives out the edematous fluid, along with byproducts of the damaged tissue.  ActiPatch Therapy creates an environment in which cell-to-cell communication is re-established in the area of the injured tissue.  Inflammation is decreased and tissue repair begins.  As a result of the decreased inflammation, a decrease in the pain associated with the soft tissue injury often occurs. The US Food and Drug Administration ("FDA") and Health Canada (Canada's FDA) have approved ActiPatch Therapy for the reduction or treatment of edema (swelling). Reduction of swelling reduces the pain. The Canadian market clearance after an expansive review of the literature also included a specific clearance for the relief of pain in muscosketal complaints.

Podiatry Clinical Researchers are referred to our internal web site for podiatric research at www.pemfpodiatry.com. Our white papers The Physics and Science Behind ActiPatch Therapy and Pulsed Electromagnetic Therapy in Podiatry include papers and studies on the use of ActiPatch and independent clinical references supporting the medical use of pulsed electromagnetic energy.

Market opportunities for the products are:

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Sprains/Sports Injuries;

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Wound Care;

•

Post-Surgical;

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Fracture Management; and

•

Repetitive Stress Injuries

The following are the regulatory milestones the Company has achieved:

•

FDA market clearance for the treatment of edema following blepharoplasty.

•

ISO and CE Certifications (European & Common Union)

•

Health Canada Market clearance for the relief of musculoskeletal pain

The clinical effectiveness of the product has been well established.  Testing performed at the Bioelectromagnetics Research Laboratory at the State University of New York has shown that ActiPatch Therapy provides an adequate dosage of electromagnetic energy for the treatment of soft tissue, and that its power at the skin level is equivalent to that of traditional high-power devices.  The power level is six to nine orders of magnitude higher than that which is required to show a biological effect.  It also demonstrated that the cumulative effect of continuous delivery provides greater therapeutic benefit than sporadic treatments.  More information on the testing and clinical effectiveness of our product is included as an exhibit to the Registration Statement or the website: http://femu.de/.

Clinical Trials

In 2006, the Company and the Lahey Clinic jointly announced a three-year program to study the effects of ActiPatch Therapy on a variety of soft tissue injuries and related medical conditions. The internationally renowned Lahey Clinic of Boston, whose faculty is affiliated with the Medical Schools of Harvard and Tufts, has committed to initiating a number of double-blind clinical studies on ActiPatch Therapy in the areas of plastic surgery, orthopedics and chronic wound care. Results from these clinical trials will be submitted to the United States Food and Drug Administration (the ''FDA'') for expanded indications for the use of ActiPatch Therapy.

Significant Strategic Marketing Relationships Recently Established

The Company, on December 4, 2003 signed an exclusive three-year supply and distribution agreement with Byron Medical, Inc. (''Byron'') a subsidiary of Mentor Corporation (NYSE:MNT), a large supplier of medical products worldwide, to cover marketing of ActiPatch Therapy products to plastic surgeons worldwide. For the six months ended June 30, 2006 sales to Byron were approximately $97,000. The Byron Medical agreement is dated December 4, 2003. Byron Medical is a wholly owned subsidiary of Mentor Corp., Santa Barbara, California. Mentor has announced that it intends to shut down its Byron Medical operations. The Company is negotiating with a major medical supplies distributor to market and sell its products plastic and other surgeons.

In July 2005, the Company announced an agreement with MaxMed Technologies (''MaxMed''), maker of the PedAlign ™ (''PedAlign'') brand of custom orthotics products.  The new wearable and disposable ActiPatch Therapy will be available as an insert into the PedAlign product as a unique offering to providers that order PedAlign custom orthotic products.

In November 2005, the Company announced a partnership with Profoot, Inc. (''Profoot'') for distribution of the ActiPatch Therapy product in Canada.  The product will be available at prominent retail stores throughout Canada.  Profoot is America's second largest brand of consumer foot care products and the brand is available at tens of thousands of mass-retail outlets in Canada, the U.S. and 20 other countries.  The Company has also entered into a distribution agreement with Virginia-based Medical Sales Professionals, Inc (MSP).  MSP sells and distributes medical supplies to professional and college sports teams and health care providers.  Currently, ActiPatch Therapy is in use by 14 professional sports teams.

Risk Factors

As with most pharmaceutical product candidates, the development of our products is subject to numerous risks, including inability to obtain necessary regulatory approvals to market the products, our ability to satisfy future capital requirements and implement expansion plans, failure of physicians and patients to accept and use our products, competition from established entities, protection of proprietary information and dependence on third party collaborators to conduct research and development of the products. For a more detailed discussion of some of the risks associated with our Company, you are urged to carefully review and consider the section entitled ''Risk Factors'' beginning on page 7 of this prospectus.

General

The Company's principal executive offices are located at 401 Rosemont Avenue, 3rd Floor, Rosenstock Hall, Frederick, Maryland 21701, and the Company's telephone number at that address is (301) 644-3906. The Company has a corporate internet website at http://www.bioelectronicscorp.com. The reference to this website address does not constitute incorporation by reference of the information contained therein.

About This Offering

This prospectus relates to the resale of up to 23,182,889 shares of Common Stock, of which 10,451,389 shares are issuable upon the conversion of promissory notes, 3,420,000 shares issued in connection with the Company's April 4, 2005 Private Placement Offering and 9,311,500 shares issuable upon the exercise of outstanding warrants of our Company by certain selling stockholders identified in this prospectus.  All of the 23,182,889 shares, when sold, will be sold by these selling stockholders.  The selling stockholders may sell their Common Stock from time to time at prevailing market prices.  We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

Common Stock Offered

23,182,889 shares

Common Stock Offered by the Selling Stockholders

23,182,889 shares, including 9,311,500 shares issuable by the Company if the selling stockholders elect to exercise their warrants.

Common Stock Outstanding at July 15, 2006(1)

66,388,642 shares

Use of Proceeds of the Offering

The Company will not receive any of the proceeds from the sale of the shares, it may receive the proceeds from the exercise, if any, of the warrants included therein.

Pink Sheet Ticker Symbol

BIEL

_________________

(1)

Does not include (i) 10,451,389 shares that are issuable upon the conversion of outstanding convertible notes at $0.18 per share, (ii) 167,000 restricted compensatory shares which have been earned and not issued to a former corporate officer (iii) 9,311,500 shares issuable upon the exercise of outstanding warrants at exercise prices ranging from $.33 to $.50 per share, subject to adjustment, or (iv) 2,765,000 shares issuable upon the exercise of outstanding options at exercise prices ranging from $.30 to $.50 per share, subject to adjustment, granted under the BioElectronics Equity Incentive Plan (the ''Plan'').

Selected Financial Information

The selected financial information presented below is derived from and should be read in conjunction with our consolidated financial statements, including notes thereto, appearing elsewhere in this prospectus.  See ''Financial Statements.''

Summary Operating Information

	Year Ended		Six Months Ended
	December 31,		June 30,
	2005	2004	2006	2005
Net revenues	$303,690	$302,002	$165,319	$ 45,384
Loss from operations	$1,895,091	$771,127	$1,368,676	$265,010
Net loss	$1,992,499	$792,799	$1,627,934	$274,930
Net loss per common share	$.035	.$017	$0.025	$.005
Weighted average number of common
shares Outstanding
Basic	57,626,059	45,976,334	63,928,909	53,499,892
Diluted	N/A	N/A	N/A	N/A

Summary Balance Sheet Information

June 30, 2006

Working capital	$ (831,507)
Total assets	$ 868,366
Total liabilities	$ 2,310,817
Stockholders' deficiency	$ 1,442,451

RISK FACTORS

You should carefully consider the risks described below before investing in the Company.  We consider these risks to be significant to your decision whether to invest in our Common Stock at this time.  If any of the following risks actually occur, our business, results of operations and financial condition could be seriously harmed, the trading price of our Common Stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

The Company has a limited operating history, and there is no assurance that the Company will ever be profitable.  The Company is a development stage company, and the Company faces risks and difficulties frequently encountered in connection with the operation and development of a new and expanding business.  The Company has a limited operating history on which an evaluation of the Company and its business can be based.  The likelihood of the Company's future success must be considered in light of such limited operating history, as well as the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business.  There can be no assurance that the Company's future revenues will ever be significant or that the Company's operations will ever be profitable.

The Company has a history of operating losses and the Company anticipates that it will incur future operating losses.  The Company was incorporated on April 1, 2000.  Through June 30, 2006 the Company recorded a cumulative operating loss of approximately $4,665,000. The Company expects to incur additional losses until sufficient sales of its ActiPatch Therapy products are achieved.  The Company has not yet commenced shipping of any products in substantial volumes.  The Company's limited operating history makes the prediction of future operating results difficult or impossible to make.  There can be no assurance that the Company's future revenues will ever be significant or that the Company's operations will ever be profitable.

The Company's ability to operate is conditioned on the Company's ability to obtain additional financing.  The Company's ability to satisfy its future capital requirements and implement its expansion plans will depend upon many factors, including the financial resources available to it, the expansion of the Company's sales and marketing efforts and the status of competition, if any. The Company believes that current and future available capital resources, including the net proceeds from sale of the Company's products, will be sufficient to fund its operations at current levels for twelve (12) months. However, the exact amount of funds that the Company will require will depend upon many factors, and it is possible that the Company will require additional financing prior to such time. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result. If adequate funds are not available, the Company may be required to delay, reduce or eliminate its programs or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its products, technologies or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company depends on a limited number of products and almost all of the Company's sales have been derived from sales of the Company's existing ActiPatch Therapy dermal patches.  Although additional products are currently being developed, there can be no assurance that these development efforts will be successful or, if successful, that resulting products will receive market acceptance, generate significant sales or result in gross profits.  The Company believes that success in the general surgical market is somewhat dependent on product acceptance by plastic surgeons.  The Company's future operating results, particularly in the near term, are significantly dependent upon market acceptance of its ActiPatch Therapy product line.  Because virtually all of the Company's sales are derived from its ActiPatch Therapy product line, failure to achieve broader market acceptance of pulsed electromagnetic energy therapy as a result of competition, technological change or other factors, or the failure to successfully market any new or enhanced versions of existing products or other factors, would have a material adverse effect on the business, operating results and financial condition of the Company.

The acceptance of the Company's products depends upon results of clinical studies for new applications.  Clinical studies of new applications of the Company's ActiPatch Therapy products are in various stages of completion, and further clinical studies of the Company's products are expected to be conducted in the future.  Clinical studies of the Company's products that result in unfavorable or inconclusive findings, or significant delays in completing clinical studies, could have a material adverse effect on the Company's business, financial condition and results of operations.  There can be no assurance that the findings derived from ongoing clinical studies will be favorable or conclusive with regard to the Company's products or that the medical community will react positively to such findings as clinical studies are completed.

The Company faces a risk of technological obsolescence.  The medical device market is characterized by rapid, technological innovation and change.  Many companies are engaged in research and development of devices, drugs and alternative methods to reduce swelling, relieve pain and enhance the healing of surgical incisions, accidental wounds, sprains, strains and chronic wounds.  The Company's products could be rendered obsolete as a result of future innovations.

The Company faces extensive competition from the medical device market, and potential competitors, with a longer operating history and greater resources, may harm the Company's business.  The medical device market is very competitive and competition is likely to increase.  Increased competition may result in price cuts, reduced gross margins and loss of market share, any of which could seriously harm the Company's business. Many of the Company's competitors have, and potential competitors may possess, longer operating histories and significantly greater financial, technical, personnel and other resources than the Company.  Competitors and potential competitors may also have larger, more established research and development departments and greater name and brand recognition than the Company possesses.  These greater resources may permit them to implement extensive advertising, sales, promotions and programs that the Company may not be able to match.  Better financed competitors may also have greater success in future research and development efforts.  As these competitors enter the field, the Company's sales growth may fail to increase, despite its efforts to continue to design superior products.  There can be no assurance that the Company will have the ability to compete successfully in this environment.  If the Company is unable to compete successfully, the Company's business will be seriously harmed.

The Company must manage its expansion to maintain its level of service to its customers.  The Company may encounter significant strain and additional demands on its infrastructure and resources as it expands its business.  The Company's ability to compete effectively and to manage future expansion will require it to continue to add to its infrastructure and management controls and to expand, train and manage its workforce.  If the Company is unable to manage its expansion, the Company's level of service will decline, it may lose customers and its revenues and growth will be limited.

The Company has a high level of dependence on key existing and future personnel for its success.  The Company's success will depend, to a large degree, upon the efforts and abilities of its officers and key management employees, including, without limitation, Andrew J. Whelan, the President and Chairman of the Board of Directors (the ''Board'') of the Company. The loss of the services of one or more of the Company's key employees could have a material adverse effect on its operations.  The Company has employment agreements with certain of its employees, but does not maintain a key man life insurance policy on any employee.  In addition, as its business plan is implemented, the Company will need to recruit and retain additional management and key employees in virtually all phases of its operations.  Key employees will require not only a strong background in the medical device industry, but a familiarity with the markets in which the Company competes. The Company may not be able to successfully attract and retain key personnel.

The Company relies on third parties for the supply and manufacturing of its products, and inability of the Company to retain such third party manufacturers may significantly harm the Company's business .  BioElectronics subcontracts the manufacturing of its products to third parties. These parties manufacture the products to BioElectronic's specifications.  The Company does not currently have manufacturing facilities or personnel to independently manufacture its products.  If for any reason the Company is unable to obtain or retain third party manufacturers on commercially acceptable terms, it may not be able to distribute its products as planned.  If the Company encounters delays or difficulties with contract manufacturers in producing or packaging its products, the distribution, marketing and subsequent sales of these products will be adversely affected.  The Company may have to seek alternative sources of supply or abandon or sell product lines on unsatisfactory terms.  The Company may not be able to enter into alternative supply arrangements on commercially acceptable terms, if at all.  There can be no assurance that the manufacturers the Company has engaged will be able to provide sufficient quantities of these products or that the products supplied will meet the Company's specifications.  In addition, production of the Company's products may require raw materials for which the sources and quantities are limited.  An inability to obtain adequate supplies of raw materials could significantly delay development, regulatory approval and marketing of the Company's products.

The Company is dependent on third party distributors to distribute its products.  Loss of any of these distributors may affect the Company's ability to provide customers with its products.  The Company currently utilizes several third party medical device distributors to distribute its products.  If for any reason the Company is unable to obtain or retain third party distributors on commercially acceptable terms, it may not be able to distribute its products as planned.  If the Company encounters delays or difficulties with contract distributors, the distribution, marketing and subsequent sales of these products will be adversely affected, and the Company may have to seek alternative sources of distribution or abandon or sell product lines on unsatisfactory terms.  The Company may not be able to enter into alternative distribution arrangements on commercially acceptable terms, if at all.  There can be no assurance that the distributors the Company has engaged will be able to provide sufficient distribution of the Company's products in order for the Company to meet its current or future obligations to its customers.

The Company faces the risk of product liability claims.  The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products are alleged to have resulted in adverse side effects, such as injury, illness or death.  The Company also may be required to recall some of its products if they are damaged or mislabeled.  Such events could result in product liability claims or adverse publicity.  While the Company currently maintains product liability insurance, a significant product liability judgment against the Company or a widespread product recall, to the extent either such event is in excess of the limits of its product liability insurance, could substantially impair the Company's business, financial condition and results of operations.

The Company may not be able to adequately protect its intellectual property.  The Company believes that its success depends to a significant degree upon its ability to develop proprietary technology and its ability to protect the proprietary aspects of its products.  The Company acquired 44 patents that have now expired. Instead of filing for FDA regulatory delay patent extensions, the Company opted to file new patent applications to cover its technological improvements, affixing and delivery methods and medical treatments.  The Company has approximately 150 new patent claims pending.  We have filed patent applications in the United Sates, the European Common Market, Canada, and the other major markets such as Japan, South Korea, Mexico and Australia.

The Company will continue to seek patent protection for its products. There can be no assurance that any patent that has been or may be issued will cover products the Company intends to sell, or if it does, will not subsequently be invalidated for any of a variety of reasons.

The Company relies upon a combination of laws and contractual restrictions, including restrictions contained in confidentiality agreements, to establish and protect its rights to any intellectual property that it creates. Any infringement of the Company's proprietary rights could result in significant litigation costs, and any failure to adequately protect its proprietary rights could result in the Company's competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues.  Despite the Company's efforts to protect its proprietary rights, existing patent laws afford only limited protection.  In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.  Attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary.  Accordingly, the Company may not be able to prevent misappropriation of its technology or deter others from developing similar technology.  Furthermore, policing the unauthorized use of the Company's products is difficult.  Litigation may be necessary in the future to enforce the Company's intellectual property rights or to determine the validity and scope of the proprietary rights of others.  This litigation could result in substantial costs and diversion of resources and could significantly harm the Company's business.

The Company may face infringement of third-party rights claims in the future.  In recent years, there has been significant litigation in the United States and elsewhere involving patents and other intellectual property rights. Third parties may assert patent, copyright, trademark and other intellectual property rights to technologies used in the Company's business. Any infringement claims, with or without merit, could be time consuming, result in costly litigation, and divert the efforts of the Company's technical and management personnel. If the Company is unsuccessful in defending itself against these types of claims, it may be required to do one or more of the following:

•

stop selling those products that use or incorporate the challenged intellectual property;

•

attempt to obtain a license to sell or use the relevant technology or substitute technology, which license may not be available on reasonable terms or at all; or

•

redesign those products that use the relevant technology, which the Company may not be able to do on a timely or cost effective basis, or at all.

In the event a claim against the Company is successful and the Company can not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign its products to avoid infringement, the Company's business will be significantly harmed, which would have a material adverse effect on the Company's financial condition and results of operations.

The Company may face royalty claims, which may result in litigation and divert the efforts of the Company's personnel. In April 2000, the Company acquired from Patricia A. Whelan, the wife of Andrew J. Whelan, the Chairman of the Board and President of the Company, certain patents (including all 44 patents currently owned by the Company), technology, research, trademarks and other assets relating to pulsed electromagnetic energy therapy (the ''Acquired Assets'').  The Acquired Assets were acquired by Mrs. Whelan in October 1994 from Shannon Investments, Inc. (''Shannon'') in a transaction in which Mrs. Whelan agreed to pay to Shannon (i) 20% of any consideration received by Mrs. Whelan, directly or indirectly, from the Acquired Assets, including any sales of products utilizing any of the Acquired Assets and (ii) a 2% royalty payment on any sales by Mrs. Whelan of products utilizing the Acquired Assets.  In such transaction, Shannon acknowledged that Mrs. Whelan had the authority to dispose of or retain the Acquired Assets in her sole discretion. Prior owners of the Acquired Assets transferred the Acquired Assets under transfer and assignment agreements that included similar 2% royalty payments.  While the Company believes it is not responsible for the payment of any royalty or other payments to any prior owner(s) of the Acquired Assets, there can be no assurance that any of such prior owners will not claim that royalty or other payments are due and owing by the Company.  Any such claims, with or without merit, could be time consuming, result in costly litigation, and divert the efforts of the Company's management personnel.

The profitability of our Company may be affected by efforts to reduce costs associated with health care.  The levels of revenues and profitability of pharmaceutical and medical device companies may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to control health care costs. There have been a number of proposals introduced to Congress to comprehensively reform the nation's health care system. Some of the proposed legislation has contained measures intended to control public and private spending on health care as well as to provide universal public access to the health care system. In addition, some of the proposed legislation included limitations on Medicare and Medicaid reimbursement for medical products and services and called for the creation of a committee to monitor and evaluate the pricing of new medical products and services. Although no such legislation has been passed by Congress, federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of additional reforms to the health care systems in their respective jurisdictions, including reforms that may affect the pharmaceutical and medical device industries. It is uncertain what new legislative proposals, if any, might be adopted or what actions federal, state or third-party payers may take in response to any health care reform proposals or legislation. The Company cannot predict the effect health care reforms may have on its business or the business of its collaborators.

In the United States and elsewhere, sales of therapeutic products are dependent in part on the availability of reimbursement from third-party payers, such as government and private insurance plans. These third-party payers are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a profitable basis.

There can be no assurance that any product developed by the Company will gain market acceptance among health care providers. Even if the Company's proposed products gain market acceptance, sales of such products may be dependent on the availability of reimbursement from third-party health care payers, such as government and private insurance plans. If adequate coverage and reimbursement levels are not authorized by government and third-party payers for use of the Company's products, market acceptance will be adversely affected.

Physicians and patients may not accept our device in comparison to competing products.  Physicians and patients may not accept and use our device.  Acceptance and use of the device will depend upon a number of factors, including perceptions by members of the health care community, including physicians, about the safety and effectiveness of the device; cost-effectiveness of the device relative to competing products; availability of reimbursement for the products from government or other healthcare payers; and effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any. Because we expect sales of the current product device to generate substantially all of our product revenues for the foreseeable future, the failure of the device to find market acceptance would harm our business and could require us to seek additional financing.

The Company may incur extensive costs to comply with regulatory requirements.  The Company is subject to a variety of regulatory agency requirements in the United States and foreign countries relating to the products that the Company develops. The process of obtaining and maintaining required regulatory approvals and otherwise remaining in regulatory compliance can be lengthy, expensive and uncertain. The FDA inspects manufacturers of certain types of devices before providing a clearance to manufacture and sell such devices, and the failure to pass such an inspection could result in delay in moving ahead with a product or project. The Company is required to comply with the FDA's quality system regulation for the manufacture of medical products.  In addition, in order for the devices that the Company designs to be exported, and for the Company and its customers to be qualified to use the ''CE'' mark in the European Union, the Company maintains EN International Standards Organization (''ISO'') 13485:2003 certification.  This certification, like the quality system regulation, subjects the Company's operations to periodic surveillance audits. To ensure compliance with various regulatory and quality requirements, the Company expends significant time, resources and effort in the areas of training, production and quality assurance. If the Company fails to comply with regulatory or quality regulations or other FDA or applicable legal requirements, the governing agencies can issue warning letters, impose government sanctions and levy serious penalties. In addition, the continued sale of the Company's products may be halted or otherwise restricted. Any such actions could have an adverse effect on the willingness of customers and prospective customers to do business with the Company. In addition, any such noncompliance or increased cost of compliance could have a material adverse effect on the Company's business, results of operations and financial condition.

The Company is dependent on its ability to generate product revenues, and there is no guarantee that the Company will be able to produce such revenues. Our ability to generate product revenues will be diminished if the devices sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement. Our ability to commercialize the devices, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from government and health administration authorities; private health maintenance organizations and health insurers; and other healthcare payors. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products.  Healthcare payors, including Medicare, routinely challenge the prices charged for medical products and services.  Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for patches.  Even if the new product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate to cover such patches.  If government and other healthcare payors do not provide adequate coverage and reimbursement levels for any of the products, the post-approval market acceptance of our products could be diminished.

Risks Relating to Our Common Stock

Disappointing quarterly revenue or operating results could cause the price of our Common Stock to fall.  Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter.  If our quarterly revenue or operating results fall below the expectations of investors or security analysts, the price of our Common Stock could fall substantially.  Our quarterly revenue and operating results may fluctuate as a result of a variety of factors, many of which are outside our control, including:

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the amount and timing of expenditures relating to the rollout of our ActiPatch Therapy products;

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our ability to obtain, and the timing of, additional regulatory approvals;

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the rate at which we are able to attract customers within our target markets and our ability to retain these customers at sufficient aggregate revenue levels;

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the availability of financing to continue our expansion;

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technical difficulties in developing the products or network downtime; and

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the introduction of new services, products or technologies by our competitors and  resulting pressures on the pricing of our service.

We do not intend to pay dividends on our Common Stock in the foreseeable future, which could cause the market price of our Common Stock and the value of your investment to decline.

We expect to retain earnings, if any, to finance the expansion and development of our business.  Our Board will decide whether to make future cash dividend payments.  Such decision will depend on, among other things, the following factors:

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our earnings;

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our capital requirements;

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our operating results and overall financial condition; and

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our compliance with various financing covenants to which we are or may become a party.

The market for our Common Stock is thinly traded, which could result in fluctuations in the value of our Common Stock.

Although there is a public market for our Common Stock, the market for our Common Stock is thinly traded.  The trading prices of our Common Stock could be subject to wide fluctuations in response to, among other events and factors, the following:

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variations in our operating results;

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sales of a large number of shares by our existing stockholders;

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announcements by us or others;

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developments affecting us or our competitors; and

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extreme price and volume fluctuations in the stock market.

Our Common Stock price is likely to be highly volatile, which could cause the value of your investment to decline.

The market price of our Common Stock may be highly volatile. Investors may not be able to resell their shares of our Common Stock following periods of volatility because of the market's adverse reaction to volatility.  We cannot assure you that our Common Stock will trade at the same levels of stocks in our industry or that our industry stocks in general will sustain their current market prices.  Factors that could cause such volatility may include, among other things:

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actual or anticipated fluctuations in our quarterly operating results;

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large purchases or sales of our Common Stock;

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announcements of technological innovations;

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changes in financial estimates by securities analysts;

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investor perception of our business prospects;

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conditions or trends in the medical device industry;

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changes in the market valuations of other industry-related companies;

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the acceptance of market makers and institutional investors of our business model and our Common Stock; and

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worldwide economic and financial conditions.

The Company's Principal Shareholders Own a Majority of the Shares Outstanding and May Control the Company.  Andrew J. Whelan, the President and Chairman of the Board of the Company, owns, directly or indirectly, approximately 49.17% of the outstanding shares of Common Stock.  Through his ownership of securities, Mr. Whelan will be able to substantially impact any vote of the stockholders and exert considerable influence over the Company's affairs.

No Assurance of Liquidity.  There is currently only a limited public market for the Company's Common Stock and there can be no assurance that a trading market will develop further or be maintained in the future.  Such limited public market may affect the stock price of the Company's Common Stock and may lead to potential loss of an investor's interests. One exemption that may be available is Rule 144 adopted under the Securities Act of 1933 (the ''Securities Act''), provided the Company meets the requirements of Rule 144 for available public information. Generally, under Rule 144, any person holding restricted securities for at least one (1) year may publicly sell in ordinary brokerage transactions, within a three (3) month period, the greater of one percent (1%) of the total number of shares of the Company's Common Stock outstanding or the average weekly reported volume during the four (4) weeks preceding the sale, if certain conditions of Rule 144 are satisfied by the Company and the seller. Furthermore, with respect to sellers who are ''non-affiliates'' of the Company, as that term is defined in Rule 144 of the Securities Act, the volume sale limitation does not apply, and an unlimited number of shares may be sold, provided the seller meets certain other conditions enumerated in Rule 144(k), including a holding period of two (2) years. Sales under Rule 144 may have a depressive effect on the market price of the Company's securities and thereby impair the Company's ability to raise capital through the sale of its equity securities.

Investor Warrants and Convertible Notes May Adversely Affect Shareholders and the Company in the Future.  The holders of the 3,420,000 investor warrants (the ''Investor Warrants'') sold in the Private Placement on April 4, 2005 have three (3) years after the final closing to exercise their Investor Warrants, and the holders of the 491,500 agent's warrants (the ''Agent's Warrants'') issued in connection with the Private Placement on April 4, 2005 will have two (2) years or five (5) years, depending upon the type of Agent's Warrant.  On December 8, 2005, the Company issued senior secured convertible 24 month term notes in the aggregate amount of $750,000 to three investors (''the Notes'').  The Notes have an 8% coupon, payable on a monthly basis.  On August 14, 2006 the Subscription Agreement between the Company and the subscribers listed therein, pursuant to which the Company issued the Notes, was modified ("the Modification and Amendment Agreement") to change the Notes conversion price to $0.18 per share.  As a result, the Notes are convertible into 4,166,667 shares of common stock and the Additional Notes (defined below) into 1,388,889 shares of common stock. Pursuant to the terms of the Modification and Amendment Agreement, the Subscribers agreed to accelerate a funding of an aggregate of $100,000 of the Second Closing Purchase Price to the Company. Also, as part of the Modification and Amendment Agreement, accrued interest of $30,000 and liquidated damages of $45,000 through August 14, 2006 will be added to the Notes and converted into 416,666 shares of the Company's Common Stock.  The Notes issued are convertible notes at the option of the investors, at a fixed price of $0.18 per share.  For every share of the Company's Common Stock for which the Notes are converted, at the original conversion price, the investors will receive one warrant, exercisable within a five-year period from the conversion of the Notes.  On December 8, 2005, the Company also agreed to issue senior secured convertible 24 month term notes in the aggregate amount of $250,000 to three investors (the ''Additional Notes''). The Additional Notes are identical to the Notes issued on the same date. On August 14, 2006 $100,000 relating to the Additional Notes was received by the Company leaving a balance of $150,000 to be received in the future. The exercise of the Investor Warrants or the Agent's Warrants may cause dilution in the interests of other shareholders.  Further, the terms on which the Company may obtain additional financing during the period any of such warrants remain outstanding may be adversely affected by the existence of these warrants.  The holders of the Investor Warrants, the Notes, the Additional Notes or the Agent's Warrants may exercise their warrants at a time when the Company may wish to obtain additional capital through a new offering of shares on terms more favorable.

''Penny Stock'' Rule Limitations.  The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on a national securities exchange or quoted on NASDAQ and an equity security issued by an issuer that has net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure document to the investor explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. In addition, as long as the common stock is not listed on a national securities exchange or quoted on NASDAQ or at any time that the company has less that $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the ''Exchange Act''), for non-NASDAQ and non-exchange listed securities. Under that rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share. To the extent that the Company does not meet the exemptions under the Penny Stock Rule, there will be reduced liquidity in the market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under ''Prospectus Summary,'' ''Risk Factors,'' ''Management's Discussion and Analysis of Financial Condition and Results of Operations,'' ''Business,'' and elsewhere in this prospectus constitute forward-looking statements.  These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words ''may,'' ''will,'' ''should,'' ''could,'' ''expects,'' ''plans,'' ''anticipates,'' ''believes,'' ''estimates,'' ''predicts,'' ''intends,'' ''potential,'' ''proposed,'' or ''continue'' or the negative of those terms.  These statements are only predictions.  In evaluating these statements, you should specifically consider various factors, including the risks outlined above.  These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our Common Stock by the selling stockholders.

DILUTION

The Company had a net tangible book value of $(1,518,544) or $(0.02) per share, as of June 15, 2006, based upon 66,388,642 shares of Common Stock outstanding. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the total number of shares of its Common Stock outstanding.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market for Common Stock

Bid and ask prices for our Common Stock are quoted from broker dealers on the Pink Sheets. BioElectronics symbol is ''BIEL. OTC:PK.''

The following table contains information about the range of high and low bid prices for our Common Stock for each full quarterly period from Q2 2004 through Q2 2006 based upon reports of transactions on the OTC Pink sheets.

2004	Low	High
Second Quarter (commencing April 12)	$ 0.17	$ 1.05
Third Quarter	$ 0.28	$ 0.50
Fourth Quarter	$ 0.31	$ 0.47

2005
First Quarter	$0.30	$0.60
Second Quarter	$0.28	$0.55
Third Quarter	$0.35	$0.41
Fourth Quarter	$0.23	$0.52

2006
First Quarter	$0.20	$0.41
Second Quarter	$0.17	$0.31

The high and low prices listed have been rounded up to the next highest two decimal places.

Since no public information, including audited financial statements was available about our business, operating results or financial condition during the time the bid prices occurred, the bid prices reflected might not reflect the historical valuation of the Company on a per share basis, nor be an accurate indication of the prices at which shares may be traded in the future, had such information been available.

The market price of our Common Stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control.  The Company has filed a Form 15c2-11 with the NASD OTC Compliance Unit in an effort to trade on the OTC Bulletin Board, and if and when we are declared effective by the Commission, we will be eligible to trade on the OTC Bulletin Board. If and when we are accepted for trading on the OTC Bulletin Board, board market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our Common Stock, regardless of our actual or projected performance.  On August 10, 2006, the closing bid price of our Common Stock as reported by the Pink Sheets was $0.17 per share.

Holders

As of July 15, 2006, there were 230 holders of record of our Common Stock.

Dividend Policy

We have never declared dividends or paid cash dividends on our Common Stock.  We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

General

This discussion and analysis should be read in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus.  This discussion includes forward-looking statements that involve risks and uncertainties.  Operating results are not necessarily indicative of results that may occur in future periods.  When used in this discussion, the words ''believes'', ''anticipates'', ''expects'' and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Our business and results of operations are affected by a wide variety of factors, as we discuss under the caption ''Risk Factors'' and elsewhere in this prospectus, which could materially and adversely affect us and our actual results.  As a result of these factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

Any forward-looking statements herein speak only as of the date hereof. Except as required by applicable law, we undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

We are a medical device Company that develops and markets products based on our patented ActiPatch Therapy technology.  We have taken proven medical technologies and have made them available in new convenient, cost-effective dermal patches.  By applying advanced microelectronic technology, we have dramatically reduced the size and cost of a clinically proven, widely accepted therapy.  Our ActiPatch Therapy device delivers pulsed electromagnetically field therapy in a self-applied, inexpensive patch.

The Company was incorporated under the laws of the State of Maryland on April 1, 2000.  Since that date the Company has, with limited external funding, reached a number of key regulatory milestones, including the following:

  Received U.S. FDA market clearance to sell its ActiPatch Therapy device for the treatment of edema (swelling) following blepharoplasty (eye surgery);

  Received ISO Certification and CE Mark (European Common Market) Certification for the ActiPatch Therapy device;
  Received Health Canada approval to sell ActiPatch Therapy for the relief of pain and muscoskeletal complaints, without prescription.

Our ActiPatch Therapy technology is applicable across many soft-tissue injury markets.  We have organized our marketing and sales efforts based on product markets.  These business units are comprised of the following:  Repetitive Stress Injuries (carpel tunnel, heel pain, tennis elbow, frozen shoulder), Post-Surgical Wounds (general surgery, cosmetic surgery, and oral surgery), Chronic Wounds (ischemic ulcers, diabetic ulcers, bedsores), and Sports Medicine (sprains, strains, muscle spasms).

To date, we have focused our product development and sales and marketing efforts on the plastic surgery and podiatry markets.  In 2004 we entered into a Supply and Distribution Agreement with Byron Medical, the wholly owned subsidiary of Mentor Corporation.  Byron Medical distributes the Company's products to the plastic surgery market.  It is anticipated that they will begin international sales distribution in 2006, and will accelerate their domestic sales with a focused direct response sales and marketing campaign.

In April 2005, the corporate office relocated to Frederick Innovative Technology Center and increased the staff by two (2) full-time employees.  In February 2006, the Company was the recipient of the Frederick County Incubator Company of the Year Award presented at the annual award event sponsored by the Tech Council of Maryland.

In June of 2005, we opened our Westlake Village, California sales office and commenced direct sales and marketing program.  Initial sales were to augment Mentor's sales efforts to plastic surgeons.  The initial shipments were promoted as evaluation units.  Miscommunication and misrepresentations led many of the surgeon's office staff to conclude that the order were samples resulting in significant bad debt expense.

In October 2005, management decided to have Mentor focus on sales to plastic surgeons and to focus BioElectronic's sales efforts on the podiatric market.  Initial sales indicate that direct response marketing with a follow on telemarketing is an effective method for sales to podiatric practices.  The Company intends to continue to focus on the podiatric market and has begun to exhibit at state and national podiatry association trade shows.

Also, in October 2005, the Company entered into a distribution agreement with Profoot, Inc. (''Profoot'') to resell ActiPatch Therapy in Canada under its ProFoot brand name.  Profoot anticipates that they will have the product on the shelves in Canada in the summer of 2006.  Profoot sells and distributes in 47 countries, including the United States.  International sales will be expanded predicated on Canadian sales results.  BioElectronics has regulatory retail market clearance in Canada and the European Common Market.  Additional regulatory approvals, if needed, may be sought for the international market outside of Canada and the European Common Market.  United States retail distribution is predicated on obtaining a specific heel pain market clearance from the United States Food and Drug Administration.

Recent Events

Slim Line Products Launched

In January 2006, we commenced shipping our new Slim Line products to the plastic surgery market.  They are significantly lighter, more flexible and durable than the Company's earlier product models.  The improved design also reduces, in certain applications: the number of units required, provides intuitive use guidance, improves patient compliance and lowers the cost of care.  The Slim Line's product attributes has opened several significant marketing opportunities to embed ActiPatch Therapy into chronic wound dressings, night splints, walkers, ankle braces and other orthopedic devices.  We are actively discussing such applications with the market leaders in each market segment.

Lahey Clinic-Clinical Studies Commenced

In March 2006, the Company and the Lahey Clinic jointly announced a three-year program of clinical trials on a variety of soft tissue injuries and related medical conditions.  The internationally renowned Lahey Clinic of Boston, whose faculty is affiliated with the Medical Schools of Harvard and Tufts, has committed to initiating a number of double-blind clinical studies on ActiPatch in the areas of plastic surgery, orthopedics and chronic wound care.  Results from these clinical trials will be submitted to the Food and Drug Administration for expanded indications for the use of ActiPatch and will be submitted for publication in the appropriate medical journals.

510K Notification Filed

In May 2006, the Company filed a new 510(k) with the Food and Drug Administration for a pre-market notification 90 days prior to the date when the Company proposes to introduce into interstate commerce for commercial distribution a new device, to be known as the ActiPulse™.  The new device is indicated for the adjunctive use in the palliative treatment of post operative pain and edema in superficial soft tissue.  The notification summarizes the Company's request for pre-market approval of the ActiPulse™ device based on its ''Substantial Equivalence'' to the magnetic Resonance Therapy device.  We cannot be sure that the application will be cleared by the FDA on a timely basis, if at all.  In addition we cannot be sure that the product, if cleared for marketing, will ever achieve commercial acceptance.  The FDA approved broader indication of use will open additional marketing opportunities.

Critical Accounting Policies and Estimates

We base our discussion and analysis of financial condition and results of operations on our financial statements which have been prepared in accordance with United States generally accepted accounting principles.  Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates.  By their nature, these judgments are subject to an inherent degree of uncertainty and actual results could differ materially from these estimates.  The Company's significant accounting policies include:

Revenue Recognition

The Company recognizes revenue when a sales agreement has been executed, shipment has occurred and collectibility of the fixed or determinable sales price is reasonably assured.  Orders from distributors are processed upon the receipt of a written purchase order.  Orders from physicians are received by telephone, mail, and fax.  Orders are received and a sales order is created by the Company's Westlake Village, California sales office.  The sales orders are forwarded to the Maryland office, where the product is packed and shipped and invoiced.  The Company automatically extends Net 30 terms to licensed health care professionals without conducting a credit check or requiring collateral.

Accounts Receivable Allowances

The Company provides allowances for expected returns, claims and doubtful accounts based on information provided by the customers, the age of the receivable balances both individually and in the aggregate and estimated return rates.  BioElectronics reevaluates its estimates to assess the adequacy of it recorded accruals for returns, claims and doubtful accounts and adjusts the amounts as necessary.

Stock-Based Compensation

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 148 ''Accounting for Stock-Based Compensation - Transition and Disclosure''. SFAS 148 provides alternative transition methods to companies that elect to expense stock-based compensation using the fair value approach under SFAS 123. While the Company has adopted the disclosure only provisions of SFAS 148, it will continue to account for stock-based compensation in accordance with APB No. 25 through December 31, 2005. On January 1, 2006, the Company adopted SFAS No. 123, ''Accounting for Stock-Based Compensation''. The Company will account for the fair value of its grants and options and record a compensation cost against income.

Results of Operations

The following table sets forth our statement operations data for the Six Months Ended June 30, 2006 compared to the Six Months Ended June 30, 2005 and the Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 and should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus.

	Six Months Ended June 30		Year Ended December 31,
	2006	2005	2005	2004
Revenues	$ 165,319	$45,384	$303,690	$302,002
Cost of Goods Sold	$ 45,534	$21,226	$192,336	$112,724
Operating Expenses	$ 1,488,641	$289,168	$2,006,445	$960,405
Interest and Other (Income) and Expense	$ 259,258	$9,920	$ 87,481	$21,672
Net (Loss)	$ 1,627,934	$274,930	$1,992,499	$792,799

Six months ended June 30, 2006 compared to the six months ended June 30, 2005

Revenue

Revenue increased to $165,319 in the six months ended June 30, 2006 compared with revenue of $45,384 for the six months ended June 30, 2005 an increase of 364%, resulting primarily from sales through our distributor Byron Medical Inc.

We anticipate our revenue over the next year to be increasingly derived from direct sales to physicians as we focus on increasing physician awareness of our products through attendance at trade shows and direct advertising through podiatric medical associations.

Allowance for Doubtful Accounts

The Allowance for Doubtful Accounts was $34,615 at June 30, 2006 and none at June 30, 2005. Bad debt expense for the six months ended June 30, 2006 was $4,439 and 2005 none for the six months ended June 30, 2005.

Cost of Goods Sold

Cost of goods sold consists of manufacturing costs, materials, labor and other direct product costs. Cost of goods sold was $45,534 for the six months June 30, 2006 compared to $21,226 in the six months ended June 30, 2005. The nominal increase in cost, as related to the substantial increase in revenue during the two periods, is attributed to the significantly lower cost of manufacturing achieved by the relationships established with subcontracted manufacturers and significantly lower tooling expenses.

Operating Expenses

Operating expenses consist of costs related to general and administrative expenses, design and development expense and Selling expenses.  Design and development expenses consist mainly of supporting our design team and consulting fees.  General and administrative expenses include all corporate and administrative functions that serve to support our current and future operations while also providing an infrastructure to support future growth.  The major items in this category are management and staff salaries, rent/leases, and professional services.  All costs relating to our registration statement have been expensed. Selling expenses include commissions and salaries, sampling expense, shipping and delivery expenses and travel-related expenses.  We expect general and administrative and expenses to increase as a result of increased legal and accounting fees anticipated in connection with our compliance with ongoing reporting and accounting requirements of the SEC if and when our registration is declared effective, and to the extent that we expand our business.

Operating expenses for the six months ended June 30, 2006 increased $1,199,293 to $1,488,461 compared to the six months ended June 30, 2005.

General & Administrative Expense

General and Administrative expenses for the six months ended June 30, 2006 increased $833,670,  over the six months ended June 30, 2005 primarily attributed to audit fees, consulting fees, legal and professional fees and investor relations fees, all related to the Company's financing activities.

In April 2005, the corporate office was relocated to the Frederick Innovative Technology Center, a business incubator, located on the campus of Hood College in Frederick, Maryland.  We expect that general and administrative expenses will increase in 2007 when we relocate to a larger facility to accommodate our shipping and order fulfillment space requirements and add additional sales staff.  Additionally, a portion of the expected increase in 2006 compared to 2005 will be attributable to our January 1, 2006, adoption of Financial Accounting Standard Board Statement No. 123R.

Design & Development Expenses

For the six months ended June 30, 2006 design and development costs were $169,063 compared to none in the previous comparable periods. These costs consist primarily of expenses for personnel, consultants and the employment in June of 2005, of  a Vice President of Design & Development.

Selling Expenses

For the six months ended June 30, 2006 selling expenses increased $169,063 over the amount for the six months ended June 30, 2005 due to increases in rent, salaries and travel offset by a decrease in sampling expense of $37,000.

We anticipate that sales and marketing spending will continue to increase in absolute dollars as a result of higher consultant commissions from increased sales, higher expenditures on promotional materials, sampling expenses and travel costs related to exhibiting at trade shows and podiatric conferences nationwide, and additional investments in the sales, marketing and support staff necessary to market our products.

Interest and Other Income and Expense

Other Expenses for the six months ended June 30, 2006 increased $87,843 over the amount for the six months ended June 30, 2005 of $9,920 primarily due to the increase in interest expense relating to increased borrowing from shareholders and the issuance of convertible debt. It, increased from $21,672 in 2004 to $39,740 for the year ended December 31, 2005, an increase of $18,068.  The increase is attributable to interest on stockholder loans and the amortization of deferred financing costs that relate to the warrants that were part of debt financing.

The year ended December 31, 2005 compared to year ended December 31, 2004

Revenue

Revenue increased to $303,690 for the year ended December 31, 2005 compared to revenue of, $302,002 for the year ended December 31, 2004. All the sales to MaxMed to date have been for ActiPatch units that are being embedded into MaxMed's branded PedAlign custom foot orthotic.

We anticipate our revenue over the next year to be increasingly derived from direct sales to physicians as we focus on increasing physician awareness of our products through attendance at trade shows and direct advertising through podiatric medical associations.

Allowance for Doubtful Accounts

Our bad debt expense for the year ended December 31, 2005 was large because, we included in revenue units that were sold for evaluation purposes and at a discount. We expected to be paid for them. When we realized we were not going to be paid for the units we wrote off the receivable as a bad debt. The practice of selling evaluation units has been discontinued.

Cost of Goods Sold

Cost of goods sold consists of manufacturing costs, materials, labor and other direct product costs. Cost of goods sold was $192,336 for the year ended December 31, 2005 compared to $112,724 for the year ended December 31, 2004, an increase of $79,612 or 71%. The increase in cost is for design change of the product, new tooling, ISO costs and the write-off of older model inventory.

Operating Expenses

Operating expenses have historically consisted of costs related to general and administrative expenses, design and development expense and Selling expenses. Design and development expenses have consisted mainly of supporting our design team and consulting fees. General and administrative expenses include all corporate and administrative functions that serve to support our current and future operations while also providing an infrastructure to support future growth. The major items in this category are management and staff salaries, rent/leases, and professional services. All costs relating to our registration statement have been expensed. Selling expenses include commissions and salaries, sampling expense, shipping and delivery expenses and travel-related expenses. We expect general and administrative and expenses to increase as a result of increased legal and accounting fees anticipated in connection with our compliance with ongoing reporting and accounting requirements of the SEC if and when our registration is declared effective, and to the extent that we expand our business.

Operating expenses increased from $960,405 for the year ended December 31, 2004 to $2,006,445 for the year ended December 31, 2005, an increase of $1,046,040.

General & Administrative Expense

General and Administrative expenses for the year ended December 31, 2005 was $1,103,896 compared to $695,058 for year ended December 31, 2005, an increase of $408,838 or 59%. The increase related primarily to a $135,000 increase in accounting and legal fees associated with the convertible note financing and SEC SB-2 filing, an additional $20,000 spent on investor relations, $77,000 increase in bad debt expense, and $83,164 in increased spending associated with office equipment and supplies (computers, software, furniture), and rent expenses.

In April 2005, the corporate office was relocated to the Frederick Innovative Technology Center, a business incubator, located on the campus of Hood College in Frederick, Maryland. We expect that general and administrative expenses will increase in 2007 when we relocate to a larger facility to accommodate our shipping and order fulfillment space requirements and add additional sales staff. Additionally a portion of the expected increase in 2006 compared to 2005 will be attributable to our January 1, 2006, adoption of Financial Accounting Standard Board Statement No. 123R.

Design & Development Expenses

For year ended December 31, 2005, design and development costs was $210,156 compared to none in the prior year. These costs consist primarily of expenses for personnel, consultants and the employment in June of 2005, of a Vice President of Design & Development.

Selling Expenses

Sales and marketing expense for the year ended December 31, 2005 was $692,393 compared to $265,347 for the year ended December 31, 2004, an increase of $427,046 or 161%. This increase is related primarily to the establishment of our Westlake Village, California sales office in June 2005 and staffed with four full time direct telephone sales agents, a sales manager, a graphic artist, and the President of the Orthopedic Division. The office is also occupied by our Design and Development personnel. Sales salaries and commission expense for the Westlake Village office was $412,724. The amount expended on travel increased by $32,685. Increased costs were incurred in the training and sales support for sales representatives.

We anticipate that sales and marketing spending will continue to increase in absolute dollars as a result of higher consultant commissions from increased sales, higher expenditures on promotional materials, sampling expenses and travel costs related to exhibiting at trade shows and podiatric conferences nationwide, and additional investments in the sales, marketing and support staff necessary to market our products.

Interest and Other Income and Expense

Other Expenses for the year ended December 31, 2005 increased to $39,740 from $21,672 in 2004, an increase of $18,068. The increase is attributable to interest on stockholder loans and the amortization of deferred financing costs that relate to the warrants that were part of debt financing.

Financial Condition, Liquidity and Capital Resources

Our financial condition improved in December 2005, when we sold $750,000 fixed rate, senior secured convertible 24 month term notes (the ''Notes'') that bear interest at 8% per annum with monthly payments starting on the six month anniversary in cash or by the conversion of such Principal amount and interest into Common Stock at the option of the Company.  On September 8, 2006, the Company will begin making monthly principal payments of $46,875 and interest payments of approximately $4,000.  The subsequent interest payment will decline as the principal is reduced.

Also, on December 8, 2005, the Company agreed to issue $250,000 fixed rate, senior secured convertible 24 month term notes (the ''Additional Notes'') that bear interest at 8% per annum with monthly payments starting on the six month anniversary in cash or by the conversion of such Principal amount and interest into Common Stock at the option of the Company. Such Additional Notes are identical to the Notes issued on the same date, and the issuance and conversion of such Additional Notes shall be completed upon the effectiveness of the Registration Statement. Such Additional Notes are not contingent to any other conditions, and the right to issue and convert these Additional Notes is in the control of the Company.

On August 14, 2006 the Subscription Agreement between the Company and the Subscribers listed therein, pursuant to which the Company issued the Notes, was modified ("the Modification and Amendment Agreement") to change the Notes conversion price to $0.18 per share.  As a result, the Notes are convertible into 4,166,667 shares of common stock and the Additional Note into 1,388,889 shares of common stock. Pursuant to the terms of the Modification Agreement, the Subscribers agreed to accelerate a funding of  of $100,000 of the Second Closing Purchase Price to the Company. Also, as part of the Modification and Amendment Agreement, and liquidated damages through August 14, 2006 will be added to the Notes

Sources, Uses and Cash Requirements

As of  June 30, 2006 the Company had $0 in cash. As September 18, 2006 we had $72,000 in cash.

Since our inception in 2000, our operations have never been profitable and we have an accumulated deficit of approximately $5 million as of June 30, 2006. Our operations have been financed through private placements of our common stock and debt. The Company has raised $2,157,000 though the private placements of equity and $1,120,000 through the sale of convertible debentures. These sources have provided an adequate supply of capital to fund the Company's development and growth. The Company expects that the supply and cost of capital from these sources shall be stable in the foreseeable future.

Cash requirements are driven by three primary factors: production/inventory, hiring of sales representatives and legal fees associated with patent and regulatory requirements. Cash required for product inventory is a function of sales orders. The time to produce products is typically four weeks or less which mitigates the need to build up costly inventory. Sales representatives are hired either as external (commission only) representatives or hired internally only after certain sales targets are met for existing internal sales representatives. Legal fees for patents and regulatory are based on the amount of new product design and are predictable for the short term.

Based on our projection of revenue, expenses and capital expenditures, management believes a minimum capital raise of $1,000,000 will be required in 2006. Additional capital raises will be pursued to allow the Company to accelerate on market and product development efforts. Until we can generate significant cash from our operations, we expect to continue to fund our operations primarily from the proceeds of offerings of our equity securities convertible debt.

As of December 31, 2005 the Company has $191,281 in short term convertible notes payable, $74,621 in short term related party notes payable, $562,500 in long term convertible notes payable and $298,904 in long term related party notes payable.

BUSINESS

General

The Company designs, develops and markets a variety of proprietary, drug-free, anti-inflammatory patches for a broad range of medical indications.  The Company's patch products, which are marketed under the trade name ActiPatch Therapy, deliver pulsed electromagnetic field therapy, a clinically-proven and widely-accepted anti-inflammatory and pain relief therapy.  Prior to the introduction of the Company's products, this therapy had only been offered through large office or hospital-based equipment.  The Company believes pulsed electromagnetic energy therapy will increasingly be used as an alternative or adjunct to many wound care therapies because it relieves pain and swelling, shortens or halts the inflammatory phase, accelerates tissue healing, minimizes the appearance of scars and increases the strength of regenerated tissue. To date, the Company has focused its product development efforts on the plastic surgery and podiatry markets, and has established a new-product pipeline that includes products for the treatment of the following medical indications:

Repetitive Stress Injuries	● Bed sores
● Heel Pain
● Carpal Tunnel	Surgery
● Tennis Elbow	● General Surgical Procedures
● Frozen Shoulder	● Oral Surgery

Plastic and Cosmetic Surgery
● Breast Augmentation	Low Back Pain
● Blepharoplasty	● Sprains
● Rhinoplasty	● Strains
● Facial Surgery	● Muscle spasms
● Tummy Tucks
● Liposuction	Other Sprains and Strains
● Ankle
Chronic Wounds	● Knee
● Ischemic Ulcers	● Wrist
● Diabetic Ulcers

Pulsed electromagnetic energy therapy is a proven and robust technology platform. Physicians and therapists around the world have used pulsed electromagnetic therapy successfully for approximately 70 years to effectively treat soft tissue injuries from surgical incisions and accidental wounds, sprains, strains and other inflammatory responses. The prohibitive costs of the cabinet-sized pulsed electromagnetic machines that are currently available and used in the marketplace, coupled with the need for daily treatment administered by medical professionals, have restricted widespread adoption of pulsed electromagnetic energy therapy. The Company believes its ActiPatch Therapy products, which deliver a dosage of pulsed electromagnetic energy in dermal patches as small as 2.5 cm X 4.0 cm, is superior to the therapy delivered by the much larger machines in use today.

The Company's products are designed to meet the market demand for an effective, inexpensive therapeutic agent for the estimated $10 billion, 400 million-case-per annum soft tissue injury market.  The Company believes its products offer the following competitive advantages:

•

Easy to use

•

Noninvasive relief of pain and swelling

•

Drug-free and clinically proven

•

Inexpensive, only a few dollars a day

•

Therapeutically beneficial

There are approximately 10,000 clinical studies on the use of electromagnetic therapy at the Research Center for Bioelectromagnetic Interactions. More information on the studies relating to our product can be found at the following website: http://femu.de/.

The therapy has been used by physicians, therapists and athletic trainers around the world for approximately 70 years. We have received U.S. Food and Drug Administration (the ''FDA'') approval for the treatment of edema (swelling) following blepharoplasty.  We have also received Health Canada approval to sell the product over the counter for the relief of muscoskeletal pain and inflammation and CE Mark (European Common Market) approval for over the counter sales.

The Company was incorporated under the laws of the State of Maryland on April 1, 2000.  Since that date, the Company has, with only limited external funding, reached a number of key milestones, including the following:

•

Received U.S. FDA market clearance to sell its ActiPatch Therapy device for the treatment of edema (swelling) following blepharoplasty (eye surgery);

•

Received ISO Certification and CE Mark Certification for the ActiPatch Therapy device;

•

Received Canadian approval to sell ActiPatch Therapy for the relief of pain and muscle skeletal complaints, without prescription. Initial Canadian reimbursement approvals are starting to come in;

•

Executed key international and domestic sales and distribution agreements;

•

Established an internal direct response sales and marketing operation;

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Executed an agreement with a major over-the-counter foot care manufacturer and distributor to sell and market our retail foot care products;

•

Initiated the adoption of its ActiPatch Therapy products by a number of professional sports teams;

•

Established and maintained an intellectual property portfolio covering both the product design, medical use and the energy signal; and

•

Established a 3-5 year pipeline of new products for the treatment of sports injuries, bone fractures, pain, chronic wounds, skin conditions and arthritis.

Strategy

The Company's long-term business strategy is to become a leader in accelerated wound and soft tissue injury healing products used in a wide variety of medical and surgical specialties and procedures. The following are key elements of the Company's business strategy:

•

Broaden ActiPatch Therapy Product Line and Target Specific Product Applications.  The Company will continue to expand its ActiPatch Therapy product line by leveraging its proprietary pulsed electromagnetic energy therapy technologies to create new and unique product configurations for specific medical and surgical procedures in which soft tissue injuries must be treated or repaired.  The Company believes, by developing products to address specific medical applications, its sales and marketing processes will be simplified, the levels of efficacy of its products will be increased and the Company will be able to include with its product packaging more specific directions for usage and, if required, an explicit affixing accessory.

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Emphasize Clinical Advantage.  The Company will focus on developing products that enable medical or surgical procedures to be more clinically effective by reducing patient risk and accelerating tissue healing.

•

Develop Physician Relationships.  The Company's marketing and sales strategy emphasizes the establishment of strong working relationships with physicians, surgeons and other medical personnel in order to assess and satisfy their needs for products and services. The Company intends to sponsor both domestic and international training sessions to educate physicians and surgeons in the use of the Company's products. The Company expects that as these relationships develop and as use of the Company's ActiPatch Therapy products becomes more widespread, surgeons will develop additional uses for the products. The Company is also thinking of developing relationships with one or more distributors to increase sales of the ActiPatch Therapy products.

•

Reduce Product Costs.  The Company will seek to design and develop cost competitive products that have significant clinical advantages. In addition, the Company will continue to improve its manufacturing processes to achieve decreases in per-unit product cost while maintaining the highest level of quality assurance and physician satisfaction.

•

Increase International Market Presence.  The Company intends to expand and strengthen its distribution network to increase its international physician training and marketing activities and to promote the acceptance of the Company's core technologies and products in markets outside the United States. Initially, the Company will seek to accelerate its expansion into the European retail market as funding and new products become available.

•

Direct Consumer Marketing.  The Company intends to increase acceptance and demand for its ActiPatch Therapy products in the United States by seeking increased physician product acceptance and simplifying its product offerings through the development of disease-specific applications as discussed above, seeking product sponsorship or endorsements by leading professional sports teams and organizations, and through focused advertising to launch its U.S. retail operations.

Products

The Company's ActiPatch Therapy products are convenient and portable, and provide a full course of anti-inflammatory therapy for generally less than $50.00. The ActiPatch Therapy products combine a miniaturized microchip, power source and antenna in a soft, flexible outer envelope.  When applied to the body, these devices deliver a pulsed radio frequency signal into the body on a 27 MHz frequency wave that induces a low frequency electromagnetic field to damaged cell tissue.  The pulsating action increases fluid flow to the damaged cells and helps to restore the cell's normal resting potential (-70mV), thereby minimizing the production of chemical pain signals and inflammatory agents and reducing swelling and its consequent pain. Optimum therapy is achieved by flexing the antenna in the device so that the device conforms to the contour of the injured tissue and directs the energy directly into the damaged cells.   The ActiPatch Therapy products are designed to:

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Provide portable, disposable and noninvasive relief of pain and swelling;

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Shorten or halt the inflammatory phase of an injury;

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Reduce edema (swelling) and pain;

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Restore cell-to-cell communication and thus accelerate tissue healing;

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Minimize the appearance of scars;

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Increase the strength of the regenerated tissue; and

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Improve lymphatic flow, thus resulting in the reduction of bruising and the improvement of the wound.

The Company believes its ActiPatch Therapy products are well positioned to address the need for an effective, low-cost, therapeutic agent that reduces pain, swelling and recovery time in soft tissue injuries (including surgical incisions, dental incisions, sprains and strains).

The Company has developed, or is designing and/or developing, a full line of bioelectrical products based upon the core electromagnetic technology contained in its existing ActiPatch Therapy products.  There are a substantial number of clinically-proven pulsed electromagnetic energy medical applications that address specific diseases that the Company believes can be miniaturized and optimized by modifying the following features of the ActiPatch Therapy device:  (a) size, shape, weight and color of the housing, (b) basic shape of the antenna, (c) the area and depth of therapeutic coverage of the products, (d) treatment duration, (e) method of product attachment to the patient (i.e. tape, wraps, pads, neoprene braces, adhesives, etc.) and (g) price.  New product development and improvements will focus on product costs and effective marketing and distribution strategies.

Technological and Clinical Evidence of Effectiveness

It is now widely accepted in the fields of orthopedics, sports and physical medicine, plastic surgery and chronic wound care, that pulsed electromagnetic therapy exerts a wide range of beneficial effects.  More recently, with the development of inexpensive, self-administered micro technology, other branches of medicine have begun to recognize and utilize the curative benefits of radio-frequency therapy. More than 500,000 patients with chronically un-united fractures have benefited from this surgically non-invasive method without risk, discomfort or the high costs of operative repair.  Many of the athermal bio-responses, at the cellular and sub-cellular levels, have been identified and found appropriate to correct or modify the pathologic processes for which pulsed electromagnetic therapy is being used.

When the body receives an injury during surgery, or from trauma such as a sprain, the danger of infection is minimal. Nevertheless, the body will respond to the injury to prevent an infection by swelling, which separates the cells to prevent the transmission of infection.  This response is known as the ''inflammatory process'' and consists of a rapid onset tissue destruction phase, followed by a longer duration tissue repair phase. The initial destruction phase is evidenced by redness, heat, swelling and pain in the tissue. To enhance the healing of non-infected injuries, the therapeutic goal of the ActiPatch Therapy products is to induce the tissue to rapidly pass through, or by-pass, the tissue-damaging phase of the inflammatory process and move to the tissue repair mode.

Sales and Marketing Strategy

The Company believes its products represent a technical breakthrough at market disruptive prices. Existing ActiPatch Therapy products generally costs less than $50, compared to costs that often exceed $3,000 for other treatment alternatives. Given the diversity and size of the market opportunity, and the relatively high level of customer interaction that is typically required in the initial sales efforts to describe the benefits and proven success of pulsed electromagnetic energy therapy, management believes it is beneficial to use established, well-positioned sales organizations to sell its products.  The Company currently sells and markets its products primarily through third-party distributors.  The Company believes it will be able to expand its direct sales and marketing efforts, which it will seek to coordinate with the efforts of its third-party distributors. The key markets that the Company has identified for its ActiPatch Therapy products are:

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Physicians' specialties, including plastic surgery centers, orthopedics, general surgery and other surgeons, podiatrists, chiropractor clinics and oral surgeons;

•

Hospitals;

•

Extended care facilities (including nursing homes and rehabilitation centers); and

•

Home health care providers.

Marketing to Resellers.  The Company also solicits specialty medical device and pharmaceutical manufacturers to market and sell its ActiPatch Therapy products.  The Company believes manufacturers with existing medical specialty product lines, and a trained sales force looking for new products, are ideal distributors. In addition to providing credibility, rapid customer access and a low-cost sales force, existing manufacturers have the potential to provide swift dominance in their market segments and cross market fertilization. The Company anticipates that the general and other surgery markets will develop as plastic surgeons increase their use of its ActiPatch Therapy products and expose these products to the surgeons and other medical practitioners with whom they work.

In the second quarter of 2004, the Company entered into a three-year supply and distribution agreement with Byron Medical, a subsidiary of Mentor Corporation, pursuant to which Byron Medical has agreed to market and sell on an exclusive basis, the Company's ActiPatch Therapy products worldwide, through its sales representatives, to plastic surgeons.  Mentor Corporation is a $600 million medical device company that includes among its customers the leading suppliers of medical products and technology to plastic surgeons.

The Company trains and supports the sales representatives and international agents of its distributors, including Byron Medical, in order to maximize market penetration. The Company plans to design motivational incentives to assist account managers in their efforts to maintain field attention, heighten enthusiasm among representatives and agents regarding the success of the product, and insure continued focus on the presentation and distribution of the Company's products.

Marketing Directly to Physicians' Offices.  The Company plans to directly solicit targeted physicians and other medical care providers by mail and to combine direct response marketing with print advertising and active participation at medical shows and conferences. The impact of these concurrent and consecutive promotional thrusts will be managed and absorbed through a comprehensive Customer Relationship Management (CRM) telemarketing strategy designed to yield the maximum return from the advertising and promotional market blitz. The Company is negotiating with several pharmaceutical direct marketing organizations to assist it in establishing these marketing efforts.

As part of its efforts to directly market its ActiPatch Therapy products to physicians and other medical care providers, the Company provides "Sample Packs" consisting of six units for testing. The cost of these sample packs is recorded as a Marketing Expense.

Marketing to Hospitals.  Management believes the hospital market represents the broadest and deepest long-term potential source of revenue for the Company's ActiPatch Therapy products. The Company believes the therapeutic properties intrinsic to an ActiPatch Therapy device have application across multiple clinical departments throughout all acute care institutions.  The Company also believes the ability to accelerate healing through the repair of damaged cells will be an invaluable asset within the surgical suite because it will reduce pain and the incidence of post-operative infections, minimize scarring and permit a safe, early discharge of surgical patients.  In addition, the financial implications of the adoption of ActiPatch Therapy within the operating room could have ramifications on the escalating costs associated with surgery.  The Company also anticipates that its ActiPatch Therapy products will have extensive application within the emergency room and other institutional departments as a remedy for sprains, strains, fractures and lacerations.  The Company believes its ActiPatch Therapy products for acute care as well as its planned new advanced wound care products, will have universal appeal throughout the hospital environment, due to their ability to combat the endemic and costly problem of pressure sores.

Marketing to Extended Care Customers.  Nursing homes and home health care providers are separate markets that will ultimately require distinct channels for the distribution of the Company's ActiPatch Therapy products. However, they share common tissue management characteristics that, for strategic planning, align them for analysis, specific tactics and coordinated implementation.

For example, bedsores or pressure ulcers develop on patients who, due to illness or immobility, require prolonged bed or wheelchair restriction. The prevalence of the decubitus ulcer problem, along with its associated costs, is an ongoing dilemma in both nursing homes and home health care that has not been solved by an inexpensive and effective therapy.

It is the Company's intention to market its products directly to nursing homes. The Company anticipates that the adoption and use of its products by the large nursing home chains and hospital-based nursing homes will create an increased awareness of, and demand for, its products throughout the independently owned nursing homes.

The Company plans to channel the distribution of its ActiPatch Therapy products in the home health care segment through a regional network of dealers and distributors in order to directly supply the user patient. The Company has not yet entered into any agreements with respect to the distribution of its products to the home health care segment.

International Marketing.  On September 29, 2004, TUV Rheinland, N.A., a recognized regulatory body for ISO Certification, notified the Company that it had successfully completed a compliance audit for ISO 13485 Medical Devices, and that the CE Mark for the ActiPatch Therapy device has been recommended for approval.  The Company subsequently received the approval and began shipping ActiPatch Therapy products to Byron Medical's international distributors. The Company believes the European Union is an open market for the Company's innovative use of electromagnetic therapy due in part to Europe's classification of the device and familiarity and extensive use of the traditional electromagnetic therapy apparatus.

The Company has also received regulatory approval under the Canadian Medical Devices Conformity Assessment System to sell its ActiPatch Therapy device in Canada.

Manufacturing Process

The Company's ActiPatch Therapy products currently are manufactured by third-party subcontractors. BioElectronics does not currently have any agreements with any manufacturing subcontractors.  Purchase orders are issued for each production batch.  Although a certain degree of control is sacrificed by sub-contracting the manufacturing process, management believes it can adequately control the quality and flow of the product, and BioElectronics remains responsible for manufacturing defects under International Organization for Standardization (ISO) requirements.

The ActiPatch Therapy products are manufactured in two stages:

•

Surface Mount Technology (SMT): The central operating component of the devices is a small custom microchip that controls the timing functions and the pulsed, high frequency electromagnetic field. Manufacturing of this microchip involves the computer automated assembly and testing of sub-miniature electronic components on a circuit board. Many surface mount manufacturers can provide the electronic components necessary to manufacture the microchip. Batch production of the product takes approximately six to eight weeks. The Company anticipates it will develop a preferred vendor relationship with a surface mount technology assembler to inventory components.

•

Encapsulation: The second stage of the manufacturing process entails laminating the electronics board in plastic and onto a foam backing.

Once the product is assembled, it is labeled and packaged at an FDA-approved facility in stackable cardboard boxes, together with the appropriate wipes and adhesive pads. The Company issues purchase orders to subcontractors to direct the manufacturing of its ActiPatch Therapy products in compliance with the FDA's Good Manufacturing Procedures and ISO 13485 Medical Devices quality standards. The Company's Director of Engineering is responsible for overseeing compliance with these standards.  See ''Regulatory Environment'' below.

The Company believes it has made significant progress in improving its product and reducing the cost of manufacturing.

Patents and Intellectual Property

Throughout its existence, the Company has aggressively created and developed intellectual property in the medical device field. The Company acquired 44 patents that now have expired. Instead of filing for FDA regulatory delay patent extensions, the Company opted to file new patent applications to cover its technological improvements, fixing and delivery methods, and medical treatment procedures. The Company has approximately 150 new patent claims pending. We have filed in the United States, the European common market, Canada, and the other major European markets such as Japan, South Korea, Mexico, Australia, etc.

The Company relies upon a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its rights to any intellectual property it creates.  Any infringement of the Company's proprietary rights could result in significant litigation costs, and any failure to adequately protect the Company's proprietary rights could result in its competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Despite the Company's efforts to protect its proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection.  In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.  Attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Accordingly, the Company may not be able to prevent misappropriation of its technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of the Company's products is difficult. Litigation may be necessary in the future to enforce the Company's intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm the business of the Company.

The Company has filed new patent applications in the United States and with the World Intellectual Property Organization for the Company's recent product improvements, and it intends to file additional patent applications on various technologies in the United States and elsewhere. The Company cannot assure you that any patent will be issued from any pending application. Furthermore, the Company cannot assure that any patent that has been, or may be issued, covers or will cover its products or those it intends to sell. Moreover, the Company cannot assure that any patent that has been issued, or will be issued, will not be reexamined by the United States Patent and Trademark Office or held invalid for any of a variety of reasons.

The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies and in various jurisdictions that are important to the Company's business. Any claims asserting that the Company's products infringe or may infringe proprietary rights of third parties, if determined adversely to the Company, could significantly harm its business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of the Company's technical and management personnel or cause product shipment delays, any of which could significantly harm its business.  The Company is not involved in litigation regarding any of its patents, nor is the Company aware of any third-party infringement of any patents or other intellectual property.

Regulatory Environment

A significant factor in the production and marketing of the Company's ActiPatch Therapy products, and in its research and development activities, is regulation by the applicable governmental authorities in the United States, including the FDA, and those in other countries in which the Company distributes or intends to distribute its products. These regulatory agencies must approve the Company's products before the Company can market them in the applicable regions. Over the past few years, the FDA's Center for Devices and Radiological Health (the division of the FDA that regulates medical devices in the United States) has become more flexible in the approval process of medical devices. The FDA typically categorizes medical devices into three regulatory classifications subject to varying degrees of regulatory control:

CLASS I:

Subject to the least regulatory control. Requires compliance with labeling and record keeping regulations.

CLASS II:

Subject to performance standard and other general controls.

CLASS III:

Requires clinical testing to assure safety and effectiveness. Subject to other general controls.

The Company's ActiPatch Therapy products are Class III devices and are subject to a pre-market notification process pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act. This section requires that the introduction of new products into the market, or the modification of existing products that could significantly affect the safety or effectiveness of the device, be preceded by a 510(k) notification to the FDA. The notification must contain information that establishes that the product is as safe and effective as an existing device that is legally marketed. The company that has filed the application will be granted clearance to market the product once the FDA has made this determination. The FDA generally makes this determination within ninety (90) days after receipt of the notification based on the information submitted by the applicant.

The FDA also regulates the processes and facilities used to manufacture medical devices and related products. In order to market devices and products that are approved by the FDA, the manufacturer's quality control and manufacturing procedures must conform to the FDA's Good Manufacturing Practice (GMP) regulations. The GMP regulations cover the design, packaging, labeling and manufacturing of medical devices. The Company must consistently spend the necessary time and resources in all areas of production and quality control to ensure full technical compliance with all FDA regulations.

The Company's ActiPatch Therapy products are also subject to foreign regulatory approval before they may be marketed abroad.

Any changes in the laws and regulations, or new interpretations of existing laws and regulations, may have a significant impact on the Company's methods of operation and its costs of doing business. There can be no assurance that future regulatory, judicial and legislative changes in the United States or any other territory in which the Company's ActiPatch Therapy products are marketed will not have a material adverse effect on the Company.  There can be no assurance that regulators or third parties will not raise material issues with regard to the Company or its compliance or non-compliance with applicable regulations or that any changes in applicable laws or regulations will not have a material adverse effect on the Company and its business.

Medicare Reimbursement

The Center for Medicare & Medicaid Services (CMS) recently approved electromagnetic therapy for reimbursement under CIM 35-102 covering chronic Stage III and Stage IV pressure ulcers (bedsores), arterial ulcers, diabetic ulcers and venous stasis ulcers. Reimbursement is effective as of July 6, 2004 under the Health Care Procedural Coding System's (HCPCS) code G0329, with reimbursement levels dependent on geography and facility type.

The Company believes that approval from the CMS provides:

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Financial benefits to the users of its ActiPatch Therapy products;

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Greater likelihood of institutional acceptance of the use of electromagnetic therapy in outpatient, hospital and skilled care (i.e. nursing home) facilities;

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Potential inroads with commercial insurance carriers to approve reimbursement for non-Medicare/Medicaid insured programs; and

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Increased opportunity to petition CMS in the future for reimbursement approval of other electromagnetic therapies and applications.

Competition

The medical device industry is highly competitive. On a broad therapeutic scale, the Company's ActiPatch Therapy products compete with pharmaceutical products and other medical devices used or useful in the care and treatment of wounds and other soft tissue injuries. The intended use of the ActiPatch Therapy device is adjunctive to standard wound care treatments such as dressings, antibiotics and topical agents. In that sense, the ActiPatch Therapy device does not compete directly with these existing products. However, companies that market complex dressings (including the ConvaTec subsidiary of Bristol-Myers Squibb Co., which sells DuoDerm; the 3M Company, which sells Tegader; and Smith & Nephew PLC, which sells OP-Site) may view the Company's ActiPatch Therapy product as a competitor due to the fact that it is designed to shorten treatment time for wounds and reduce the use of complex dressings.

The categories of existing electrotherapeutic products are as follows:

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Transcutaneous Electrical Nerve Stimulators (''TENS'');

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Muscle Stimulators Microcurrent Stimulators (''MENS'');

•

Ultrasound devices;

•

Non-fusion electromagnetic bone therapy devices;

•

Short-wave diathermy; and

•

Pulsed short-wave diathermy.

These devices are generally used to: (i) control acute and chronic pain; (ii) decrease joint contracture; (iii) facilitate fracture healing, muscle re-education and tissue healing; (iv) minimize disuse atrophy; (v) reduce edema and muscle spasm; and (vi) strengthen the muscle.

Manufacturers of medical devices represent the most direct form of competition for the Company since these companies typically have established manufacturing and distribution processes for their products. However, no single entity has established a commanding market share position within the electromagnetic or electro stimulation therapy markets. In addition, the technical nature of the ActiPatch Therapy device presents a strong limitation for direct competition and entry into the market.

Specific medical device companies that provide electromagnetic therapies similar to those offered by the Company include DiaPulse Corporation of America, ADM Tronics, Inc., Biomedical Design Instruments and CuraTronic, Ltd.  However, these companies offer larger, fixed facility-dependent devices rather than the small,  portable devices offered by the Company. The Company believes the competitive advantages of its ActiPatch Therapy products include their size, ease of use, the ability to self administer therapy, cost and distinct healing benefit, combined with their ability to provide pain relief.

Employees

On July 1, 2005, the Company entered into a co-employment agreement with Administaff, Inc.  Administaff, Inc. delivers personnel management services and assumes or shares many of the responsibilities of being an employer.  In addition, Administaff, Inc. provides our employees with a wide array of value-added benefits and services.   At December 31, 2005, the Company had an aggregate of three full-time employees at its headquarters in Frederick, Maryland, two employees at its design and production office in Murrieta, California, and eight employees in its orthopedic sales group in Westlake, California.  None of the Company's employees is represented by a labor union and the Company considers its relationships with its employees to be good.

Property

The Company recently relocated its corporate headquarters to 401 Rosemont Avenue, 3rd Floor Rosenstock Hall, Frederick, Maryland 21701. The premises on which this office is located are owned by the Frederick Innovative Technology Center, Inc.  The term of the lease expired on March 4, 2006 and the current rent is $900 per month.  The lease term has been automatically extended for a six month period.

The Company maintains a design and production office located at 41120 Elm Street, Building H, Murrieta, California 92562 pursuant to a lease agreement between the Company and Madison CommercCenter-A,  LLC. The term of the lease expires on March 30, 2006, thereafter the property will be occupied on a month-to-month basis. The current rent for the facilities is $550.00 per month

The Company maintains a direct response orthopedic sales office at 31255 Cedar Valley Drive, Westlake, California. pursuant to a lease agreement between the Company and Westlake Plaza Business Park, LLC.  The term of the lease expires on March 14, 2007 and the current rent for the facilities is $3,430.80 per month.

Legal Proceedings

On May 18, 2006 a legal action was brought by a former employee against the Company, PAW, LLC and Andrew J. Whelan, the Company's major shareholder and Chief Executive Officer, claiming that he is owed an additional 900,000 shares of common stock of the Company. In the opinion of management, this matter will not have a material adverse impact on the Company's financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to each executive officer and director of the Company as of December 31, 2005:

Name	Age	Position
Andrew J. Whelan	64	Chairman and President
Thomas J. O'Connor*	48	Chief Operating Officer, Chief Financial Officer, Secretary, Director
Todd Kislak*	49	President Orthopedic Group
Joseph Iglesias	39	Vice President of Design and Engineering
Brian M. Kinney, M.D.	50	Director
Ashton Peery	54	Director
Douglas Watson	60	Director
Mary Whelan	55	Director
Richard Staelin, Ph.D.	66	Director

*As of June 30, 2006 Messrs. O'Connor and Kislak are not are not employed by the Company

Andrew J. Whelan '' President and Chairman: Mr. Whelan is a founder of the Company and has served as the President and Chairman of the Board since April 2000.  From 1993 to April 2000, Mr. Whelan served as the President of P.A. Whelan & Company, Inc., a consulting firm owned by Mr. Whelan and his wife that specialized in the health care industry.   Mr. Whelan was also a founder of Drug Counters, Inc., a chain of managed care retail pharmacies, where he served as President and Chief Executive Officer from 1992 until 1994. Drug Counters, Inc. was sold to Diagnostek, Inc. in 1994.  From 1984 until 1992, Mr. Whelan served as Chairman of the Board of Directors and President of Physicians' Pharmaceutical Services, Inc., a public company of which he was a founder.

Thomas J. O'Connor '' Executive Vice President, Chief Operating Officer, Secretary and Director: Mr. O'Connor has served as Chief Operating Officer, Chief Financial Officer, and Secretary and as a director of the Company since October 2004.  Prior to joining the Company, Mr. O'Connor served as Senior Vice President '' Managed Care at SXC Health Solutions, a prescription claims processing company, from October 2002 until October 2004.  From February 2000 until October 2002, Mr. O'Connor served as an independent consultant providing his e-health, e-marketing, product development and marketing expertise to clients.  Mr. O'Connor also served as a member of the initial senior management team recruited in 1994 to develop CVS Corporation's prescription benefits management subsidiary.  While at CVS Corporation, Mr. O'Connor served as Vice President '' Operations/Information Services from August 1994 until December 1998 and as Vice President '' Sales & Marketing from January 1999 until February 2000.

Todd Kislak '' President, Orthopedic Group: Mr. Kislak has served as President of the Company's Orthopedic Group since January 3, 2005.  Mr. Kislak served as Director of Marketing and Business Development, as well as Director of International Sales at Royce Medical from December 1997 to March 2003, as Director of Marketing, Personal Products Division and other sales and marketing positions at Sunrise Medical from April 1989 to December 1997, and as Executive Vice President at Solana Medspas from September 2003 to April 2004. From April 2004 to December 2004, Mr. Kislak was a self employed consultant and investor.  Each position involved national and international responsibilities. In 2001, Mr. Kislak launched an OEM marketing program with a major manufacturer of PEMF bone growth stimulators.

Joseph Iglesias '' Vice President of Design and Engineering: Mr. Iglesias has served as the Company's Vice President of Design and Engineering since June 1, 2005. Mr. Iglesias served as the Manager of Product Design at Royce Medical from May 1990 to April 2005.

Outside Directors:

Brian M. Kinney, M.D., F.A.C.S, M.S.M.E. '' Director: Dr. Kinney is the Chief of Plastic Surgery at Century City Hospital in California and has served as a director of the Company since April 2000.  He was the Chairman of the New Technologies Committee of the American Society of Plastic and Reconstructive Surgeons, which Committee has evaluated the use of pulsed electromagnetic therapy. Throughout his career, Dr. Kinney has received numerous honors, awards and scholarships for his research, including an award for extraordinary service to the American Society of Plastic and Reconstructive Surgeons.  Over the past 20 years, Dr. Kinney has accepted many teaching appointments, visiting professorships and hospital appointments, and is involved in committee service at universities and hospitals throughout the country. Dr. Kinney serves on the faculty of the University of Southern California Medical School, and is a visiting professor at New York University Medical School and the Vanderbilt Medical School. He has authored or co-authored over 31 books and articles, including several articles on the use of pulsed electromagnetic field therapy in surgery.

Ashton Peery '' Director: Mr. Peery has served as a director of the Company since February 2003.  Mr. Peery served as General Partner at Lucent Venture Partners, Inc. from 2000 until 2002.  Before that, Mr. Peery served as Vice President '' Corporate Strategy and Business Development at Lucent Technologies, Inc. (''Lucent'') from 1998 until 2000.  Prior to joining Lucent, Mr. Peery worked at the consulting organization Geopartners Research, Inc., where he served as Managing Director from 1995 until 1998, Principal from 1993 until 1995 and Senior Consultant from 1991 until 1992.  Mr. Peery is also a director of Viseon, Inc., a leading developer and manufacturer of patented personal broadband communications solutions.

Douglas Watson '' Director: Mr. Watson has served as a director of the Company since February 2003.  Mr. Watson is the founder and Chief Executive Officer of Pittencrieff Glen Associates, which was established in July 1999.  Prior to this, Mr. Watson spent 33 years working at Ciba/Geigy - Geigy/Novartis, during which time he held a variety of positions in the United Kingdom, Switzerland and the United States.  Mr. Watson served as President of Ciba-Geigy's U.S. Pharmaceuticals Division from April 1986 until March 1996, at which time he was appointed President and Chief Executive Officer of Ciba-Geigy Corporation.  From January 1997 until May 1999, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G.  Mr. Watson is the Chairman of the Board of OraSure Technologies, Inc.  Mr. Watson also currently serves as a member of the board of directors of Engelhard Corporation, Dendreon Corporation, Genta Incorporated, BioMimetic Pharmaceuticals, Inc., BZL Biologics, L.L.C., InforMedix Holdings, Inc. and Innovative Drug Delivery Systems Inc.  He is also a member of the board of directors of the American Liver Foundation, serves on the President's Advisory Council of Drew University, and is Chairman of Freedom House Foundation.

Mary Whelan '' Director: Ms. Whelan has served as a director of the Company since April 2002.  Ms. Whelan also served as Vice President '' Marketing of the Company from September 2002 until July 2003 and as Secretary from February 2002 until September 2004. Ms. Whelan currently serves as Executive Vice President '' Marketing & Communications at mPhase Technologies, Inc.  Ms. Whelan served as Vice President '' eBusiness at Lucent Technologies from January 1999 until August 2001.  Prior to that, Ms. Whelan served as Lucent's Vice President - Strategic Communications and Market Operations, in which capacity she was responsible for Lucent's global marketing operations, including marketing communications and customer programs, and for the global sales support environment for the worldwide sales force.  Ms. Whelan is the sister of Andrew Whelan, our President.

Richard Staelin, Ph. D. - Director:  Dr. Staelin, the Edward and Rose Donnell Professor of Business Administration at The Fuqua School of Business at Duke University, has served as a director of the Company since April 2005.  Dr. Staelin served as the Executive Director of the Marketing Science Institute from 1991 to 1993, and has held numerous positions at the American Marketing Association (AMA) from 1997 to 2005 and has held numerous positions at Duke University including Deputy Dean, the initial Managing Director of the Global MBA program, and the Associate Dean for Executive Education.  He is currently the President-elect for ISMS, an international organization of marketing scientists. Dr. Staelin was Educator award of the Year by the American Marketing Association and won the Converse award for his cumulative impact on the marketing profession. He has consulted for the FDA and the FTC in addition to a number of major corporations including IBM and Ford Motor Company.  In addition Dr. Staelin was an editor and/or on editorial board member of Marketing Science, Journal of Marketing Research, the Journal of Marketing, the Journal of Consumer Research and the Journal of Consumer Psychology. He has served on the boards of Dispute Resolution Center in Chapel Hill, NC and the Drama Department at Duke University.

Executive Compensation

The following table sets forth, for the years indicated, all compensation awarded to, earned by or paid to Mr. Andrew J. Whelan, our Chief Executive Officer, and other executive officers of the Company (the ''Named Executives'') with total compensation in excess of $100,000 in compensation during the three years ended December 31, 2005.

Summary Compensation Table

		Annual Compensation				Long-term compensation
					Awards
						Securities
					Restricted	under-lying
Name and				Other Annual	stock	Options/	LTIP	All other
Principal Position	Year	Salary $	Bonus $	Compensation $	awards $	SARS #	Payouts $	Compensation $

Andrew J. Whelan	2005	$0	None	None	0	None	0	None
Chief Executive Officer	2004	$0	None	None	0	None	0	None
and President	2003	$0	None	None	0	None	0	None

Thomas J. O'Connor(1)	2005	$150,000	None	None	0	None	0	None
Vice President –	2004	$0	None	None	$780,000	2,600,000	0	None
Operations and	2003	$0	None	None	0	None	0	None
Chief Financial
Officer

Todd Kislak(2)	2005	$150,000	None	None	$780,000	2,600,000	0	None
President - Orthopedic	2004	$0	None	None	0	None	0	None
Group	2003	$0	None	None	0	None	0	None

Joseph Iglesias(3)	2005	$115,000	None	None	$270.000	900,000	0	None
Vice President - Design	2004	$0	None	None	0	None	0	None
and Engineering	2003	$0	None	None	0	None	0	None

________________

(1)

Mr. O'Connor became our Vice President '' Operations and Chief Financial Officer in October 2004 and receives an annual salary of $150,000.  He did not draw a salary until mid 2005, prior to July, Mr. O'Connor was paid as an independent consultant to the Company.  In 2005, Mr. O'Connor was paid salary of $75,000 and consulting fees of $57,793.20. Mr. O'Connor is not owed any foregone salary.  In October of 2004, Mr. O'Connor was granted 500,000 shares of common stock and an option for 2,100,000 shares, both of which vest over three years.  The shares underlying the options have an exercise price of $.30 per share with respect to the initial 700,000 shares under the option, $.40 per share for the next 700,000 shares, and $.50 per share for the final 700,000 shares under the option.  As of June 30, Mr. O'Connor's earned 166,667 shares related to the grant with a value of $31,667.  The Company has recorded a liability and expense for the earned and unissued shares.

(2)

Mr. Kislak became our President-Orthopedic Group in January 2005 and receives an annual salary of $150,000 for such services. In 2005, Mr. Kislak was paid $150,000 for his services rendered to the Company. In January 2005, Mr. Kislak was granted 500,000 shares of common stock and an option for 2,100,000 shares, both of which vest over three years.  The shares underlying the options have an exercise price of $.30 per share with respect to the initial 700,000 shares under the option, $.40 per share for the next 700,000 shares, and $.50 per share for the final 700,000 shares under the option.

(3) Mr. Iglesias became our Vice President-Design & Manufacturing in June 2005 and receives an annual salary of $115,000. Mr. Iglesias did not draw a salary until July. Prior to July of 2005, Mr. Iglesias was paid as an independent consultant to the Company. In 2005, Mr. Iglesias was paid a salary of $57,500.04 and consulting fees of $29,750.00. In June 2005, Mr. Iglesias was granted an option for 900,000 shares which vests over three years. The shares underlying the options have an exercise price of $.30 per share with respect to the initial 300,000 shares under the option, $.40 per share for the next 300,000 shares and $.50 per share for the final 300,000 shares under the option.

Employment Agreements

We have entered into employment agreements with three of our executive officers.

Thomas J. O'Connor's employment agreement with the Company became effective as of October 1 2004. Mr. O'Connor was appointed as Vice President of Operations and Chief Financial Officer of the Company. The term of the agreement is from October 1, 2004 until December 31, 2007, unless terminated earlier. Mr. O'Connor is receiving base compensation of $150,000 a year, plus an annual bonus of up to 50% of the base compensation for the year, with such formula to be established by the Compensation Committee of the Board of Directors. In addition, Mr. O'Connor was granted 500,000 shares of restricted Common Stock of the Company and an option (the ''Option'') to purchase 2.1 million shares of the Common Stock of the Company. The Option shall be granted subject to the following terms:  (i) the exercise price with respect to the initial 700,000 shares under the Option shall be $.30 per share (ii) an additional 700,000 shares at a grant price of $.40 per share; (iii) an additional 700,000 shares at a grant price of $.50 per share; (iv) the Option and grant shall fully vest over a three-year period the Options are exercisable as follows:  33.3% shall be exercisable on each of the first, second and third anniversaries of the grant date; and (iv) the Option shall be exercisable by Mr. O'Connor or his estate for a period of five years.  Mr. O'Connor shall immediately become 100% vested in, and eligible to exercise, the Option, and others that may be granted to him in the future, in the event of (a) his termination without Cause (as defined in the Employment Agreement), (b) a dissolution or liquidation of the Company, (c) a sale of all or substantially all of the Company's assets, (d) a merger or consolidation involving the Company in which the Company is not the surviving corporation (e) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of common stock receive securities of another corporation and/or other property, including cash, or (f) a tender offer for at least a majority of the outstanding stock of the Company.  If immediate vesting occurs because of termination without Cause, the option shall be exercisable for thirty-six (36) months following the effective date of such termination; in all other events the option will remain exercisable under the terms of the grant.

Mr. O'Connor's Employment Agreement provides for a divestiture bonus upon the sale of the Company during the term of his agreement or any renewals thereof.  The Company will pay Mr. O'Connor an incentive and termination payment of 3% of the sale price of the Company for the 1st $100 million, 2.5% on the next $100 million and 1% thereafter, payable in equivalent form (stock or cash) of the divestiture transaction.

The Company also entered into an employment agreement with Todd Kislak. Mr. Kislak's employment agreement with the Company became effective January 3, 2005. Mr. Kislak was appointed as President of the Orthopedics Group of the Company. The term of his agreement is from January 3, 2005 until December 31, 2007, unless terminated earlier. Mr. Kislak is receiving base compensation of $150,000 a year, plus an annual bonus of up to 50% of the base compensation for the year, with such formula to be established by the Compensation Committee of the Board of Directors. In addition, Mr. Kislak was granted 500,000 shares of restricted Common Stock of the Company and an option (the ''Option'') to purchase 2.1 million shares of the Common Stock of the Company. The Option shall be granted subject to the following terms:  (i) the exercise price with respect to the initial 700,000 shares under the Option shall be $.30 per share (ii) an additional 700,000 shares at a grant price of $.40 per share; (iii) an additional 700,000 shares at a grant price of $.50 per share; (iv) the Option and grant shall fully vest over a three-year period the Options are exercisable as follows:  33.3% shall be exercisable on each of the first, second and third anniversaries of the grant date; and (iv) the Option shall be exercisable by Mr. Kislak or his estate for a period of five years.  Mr. Kislak shall immediately become 100% vested in, and eligible to exercise, the Option, and others that may be granted to him in the future, in the event of (a) his termination without Cause (as defined in the Employment Agreement), (b) a dissolution or liquidation of the Company, (c) a sale of all or substantially all of the Company's assets, (d) a merger or consolidation involving the Company in which the Company is not the surviving corporation (e) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of common stock receive securities of another corporation and/or other property, including cash, or (f) a tender offer for at least a majority of the outstanding stock of the Company.  If immediate vesting occurs because of termination without Cause, the option shall be exercisable for thirty-six (36) months following the effective date of such termination; in all other events the option will remain exercisable under the terms of the grant.

The Company also entered into an employment agreement with Joseph Iglesias. Mr. Iglesias's employment agreement with the Company became effective as of June 1, 2005. Mr. Iglesias was appointed as Vice President of Design and Engineering of the Company. The term of his agreement is from June 1, 2005 until May 31, 2008, unless terminated earlier. Mr. Iglesias is receiving base compensation of $115,000 a year, plus an annual bonus of up to 50% of the base compensation for the year, with such formula to be established by the Compensation Committee of the Board of Directors. Mr. Iglesias was granted an option (the ''Option'') to purchase 900,000 shares of Common Stock of the Company. The Option shall be granted subject to the following terms:  (i) the exercise price with respect to the initial 300,000 shares under the Option shall be $.30 per share (ii) an additional 300,000 shares at a grant price of $.40 per share; (iii) an additional 300,000 shares at a grant price of $.50 per share; (iv) the Option and Grant shall fully vest over a three-year period based on continuous employment of the Executive and the Options are exercisable as follows:  33.3% shall be exercisable on each of the first year, second year and third year anniversaries of the Grant Date; and v) the Option shall be exercisable by Executive or his estate for a period of five years.  Mr. Iglesias shall immediately become 100% vested in, and eligible to exercise, the Option, and others that may be granted to him in the future, in the event of (a) his termination without Cause (as defined in the Employment Agreement), (b) a dissolution or liquidation of the Company, (c) a sale of all or substantially all of the Company's assets, (d) a merger or consolidation involving the Company in which the Company is not the surviving corporation (e) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of common stock receive securities of another corporation and/or other property, including cash, or (f) a tender offer for at least a majority of the outstanding stock of the Company.  If immediate vesting occurs because of termination without Cause, the option shall be exercisable for thirty-six (36) months following the effective date of such termination; in all other events the option will remain exercisable under the terms of the grant.

Stock Option Grants

The following table sets forth individual grants of stock options and stock appreciation rights (''SARs'') made during 2005 to the Named Executives.

Option/SAR Grants in Last Year

Name	Number of Securities Underlying Options/SARs Granted(1)	Percent of Total Options/SARs Granted to Employees in Year(2)	Exercise or Base Price ($/Share)	Expiration Date
Todd Kislak (3)	2,100,000	55.48%	$.30 to $.50	1/02/2010
Joseph Iglesias (4)	900,000	23.77%	$.30 to $.50	5/31/2010

_______________

(1)

No SARs were granted in 2005.

(2)

In 2005, we granted options to purchase an aggregate of 3,785,000 shares of our Common Stock, 3,000,000 of which were granted to the Named Executives.

(3)

The options granted vest 1/3 each year over a three year period commencing on the grant date.  The shares underlying the options have an exercise price of $.30 per share with respect to the initial 700,000 shares under the option, $.40 per share for the next 700,000 shares, and $.50 per share of the final 700,000 shares under the option.

(4)

The options granted vest 1/3 each year over a three year period commencing on the grant date.  The shares underlying the options have an exercise price of $.30 per share with respect to the initial 300,000 shares under the option, $.40 per share for the next 300,000 shares, and $.50 per share of the final 300,000 shares under the option.

The Company may grant stock appreciation rights, incentive stock options or nonqualified stock options to its officers, directors, consultants and key employees for up to 10 million of shares of Common Stock.  Upon exercise of a stock appreciation right, the holder may receive shares of Common Stock and cash equal to the excess of the fair market value of the Common Stock at the date of exercise over the option price.  Stock may be exercised five years from the date of granting.

Stock Option Exercised

The following table contains information relating to the exercise of our stock options by the Named Executives in 2005, as well as the number and value of their unexercised options as of December 31, 2005.

Aggregated Option Exercises in Last Year

And Year-End Option Values

			Number of Securities		Value of Unexercised In-the-
	Shares		Underlying Unexercised		Money Options at Year-
	Acquired on	Value	Options at Year-End(#)(1)		End ($)(2)
Name	Exercise (#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. O'Connor	0	0	700,000	1,400,000	$42,000	$0
Todd Kislak	0	0	0	2,100,000	N/A	$42,000
Joseph Iglesias	0	0	0	900,000	N/A	$18,000
Total	0	0	700,000	4,400,000	$42,000	$60,000

________________

On November 30, 2004, as amended March 22, 2005, the Company adopted the BioElectronics Equity Incentive Plan (''the Plan''), for the purpose of providing incentives for officers, directors, consultants, and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons.  The Plan reserves 10 million shares of common stock for issuance.  The options may be incentive, nonqualified or stock appreciation rights.  Options to purchase up to 3.785 million shares at exercise prices ranging from $0.30 to $0.50 per share were issued from the Plan during the year ended December 31, 2005, of which 3 million were issued to the Named Executives.  The Executive options may be exercised over a five-year period and vest 33 1/3 % each year over a 3-year period.

(1)   The sum of the numbers under the Exercisable and Unexercisable column of this heading represents the Named Executives' total outstanding options to purchase shares of Common Stock.

(2)   The dollar amounts shown under the Exercisable and Unexercisable columns of the heading represent the number of exercisable and unexercisable options, respectively, that were ''In-the-Money'' on December 31, 2005, multiplied by the difference between the closing price of the Common Stock on December 31, 2005, which was $0.36 per share, and the exercise price of the options.  For purposes of these calculations, In-the-Money options are those with an exercise price below $0.36 per share.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of June 30, 2006, the names, addresses and number of shares of our Common Stock beneficially owned by all persons known to us to be beneficial owners of more than 5% of the outstanding shares of our Common Stock, and the names and number of shares beneficially owned by all of our directors and all of our executive officers and directors as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned).  As of June 30, 2006, we had a total of 66,382,642 shares of Common Stock outstanding:

Name and Address	Number of Shares(1)	Percent Prior to Offering(1)
Andrew J. Whelan 3612 Sprigg Street Frederick, Maryland 21704	30,912,964(2)	49.17%
Mary Whelan(3) 23 Crest Drive Basking Ridge, New Jersey 07920	2,368,472	3.78%
Richard Staelin, Ph.D. 5200 Piney Creek Lane Durham, NC 27705	300,000	*
Thomas J. O'Connor 1130 E. Missouri Ste 700 Phoenix, Arizona 85014	492,072(4)	*
Todd Kislak 5809 Middle Crest Drive Agoura Hills, CA 91301	25,000(5)	*
Brian M. Kinney, M.D. 2080 Century Park East Los Angeles, California 90067	513,694(6)	*
Ashton Peery 50 Old Concord Road Lincoln, Massachusetts 01773	369,130(6)	*
Douglas Watson 52 Liberty Corner Road Far Hills, New Jersey 07931	328,217(6)	*
Joseph Iglesias 1930 Brush Oak Court Thousand Oaks, California 91320	100,000(7)	*
All directors and officers as a group (9 persons)	35,409,549	56.32%

________________

*

Represents the beneficial ownership of less than 1% of the Common Stock.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options or stock warrants currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such stock options or warrants, but are not deemed outstanding for computing the percentages ownership of any other person.  Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed in the table, based on information furnished by such owners, have sole investments and voting powers with respect to such shares

(2)

Represents shares owned by PAW, LLC, a limited liability company the members of which are the immediate family members of Mr. Whelan and of which Mr. Whelan is the manger.

(3)

Represents shares owned by eMarkets Group, the President of which is Mary Whelan and the members of which are Mary Whelan and her immediate family, other than currently exercisable options to purchase up to 50,000 shares of Common Stock, which were issued directly to Ms. Whelan.

(4)

Does not include 500,000 shares of restricted Common Stock and options to purchase 2,100,000 shares of Common Stock issued to Mr. O'Connor pursuant to his employment agreement, which restricted Common Stock and options did not begin to vest until October 2005.

(5)

Does not include 500,000 shares of restricted Common Stock and options to purchase 2,100,000 shares of Common Stock issued to Mr. Kislak pursuant to his employment agreement, which restricted Common Stock and options did not begin to vest until January 2006.

(6)

Includes currently exercisable options to purchase 50,000 shares of Common Stock.

(7)

Includes 100,000 shares owned by Mr. Iglesias' minor son. Does not include options to purchase 900,000 shares of restricted Common Stock that were issued to Mr. Iglesias pursuant to his employment agreement, that does not to vest until June 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mary Whelan, a member of the Board, is the sister of Andrew J. Whelan, the President and Chairman of the Board.  Ms. Whelan also is the President of eMarkets Group, a shareholder of the Company.  In July 2003, eMarkets Group, made a loan to the Company in the principal amount of $58,572.58.  This loan is evidenced by a promissory note that bears interest at a rate per annum of nine percent (9%) and matures on June 1, 2008.  At December 31, 2005, the entire principal amount of, and any accrued interest on, this loan, in the amount of $72,318.40 remained outstanding. The note is scheduled for repayment in January 2007.

In April 2000, the Company acquired from Patricia A. Whelan, the wife of Andrew J. Whelan, the Chairman of the Board and President of the Company, certain patents (including all 44 patents currently owned by the Company), technology, research, trademarks and other assets relating to pulsed electromagnetic energy therapy (the ''Acquired Assets'').  The Acquired Assets were acquired by Mrs. Whelan in October 1994 from Shannon Investments, Inc. (''Shannon'') in a transaction in which Mrs. Whelan agreed to pay to Shannon (i) 20% of any consideration received by Mrs. Whelan, directly or indirectly, from the Acquired Assets, including any sales of products utilizing any of the Acquired Assets and (ii) a 2% royalty payment on any sales by Mrs. Whelan of products utilizing the Acquired Assets.  In such transaction, Shannon acknowledged that Mrs. Whelan had the authority to dispose of or retain the Acquired Assets in her sole discretion.  Prior owners of the Acquired Assets transferred the Acquired Assets under transfer and assignment agreements that included similar 2% royalty payments.  While the Company believes it is not responsible for the payment of any royalty or other payments to any prior owner(s) of the Acquired Assets, there can be no assurance that any of such prior owners will not claim that royalty or other payments are due and owing by the Company.  Any such claims, with or without merit, could be time consuming, result in costly litigation, and divert the efforts of the Company's management personnel.

On December 12, 2003, Robert Lorenz, the son-in-law of Andrew J. Whelan made a loan to the Company in the principal amount of $78,280.00.  This loan is evidenced by a promissory note that bears interest at a rate per annum of nine percent (9%) and matures on January 1, 2012.  At December 31, 2005, the entire principal amount of, and any accrued interest on, this loan, of $93,440.19, is outstanding.  The Company also issued 400,000 shares of Common Stock to Mr. Lorenz pursuant to a Note Purchase Agreement dated December 12, 2003, to induce Mr. Lorenz to make this loan. Repayment of this note is scheduled to be made in of 60 equal monthly installments, beginning in January 2007.

On December 12, 2003, Betty Jean Rutkowski, the sister-in-law of Andrew J. Whelan, made a loan to the Company in the principal amount of $86,000.00.  This loan is evidenced by a promissory note that bears interest at a rate per annum of nine percent (9%) and matures on December 12, 2018.  At December 31, 2005, the balance on the note was $84,375.41.  The Company also issued 400,000 shares of Common Stock to Ms. Rutkowski pursuant to a Note Purchase Agreement dated December 12, 2003, to induce Ms. Rutkowski to make this loan. This note is scheduled for 12 monthly payments of $743 during 2006 and the balance remaining plus accrued interest will be repaid over the next 12 years.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $.001 per share.  As of June 30, 2006, 66,388,642 shares of Common Stock were issued and outstanding.  In addition, at such date,16,500,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding options, warrants and the conversion of outstanding convertible indebtedness.

Common Stock

Voting, Dividend and Other Rights.  Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to the stockholders for a vote.  Holders of shares of Common Stock will have no preemptive, subscription or conversion rights.  We have relied upon the opinion of our counsel, Kirkpatrick & Lockhart Nicholson Graham LLP, that all shares of Common Stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable.  Our Board will determine if and when distributions may be paid out of legally available funds to the holders.  We have not declared any cash dividends during the past year with respect to the Common Stock.  Our declaration of any cash dividends in the future will depend on our Board's determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so.  In addition, the Company has not declared or paid any dividends and has no plans to pay any dividends to the stockholders.

Rights Upon Liquidation.  Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting.  The holders of a majority of the outstanding shares of Common Stock constitute a quorum at any meeting of the stockholders.  A plurality of the votes cast at a meeting of stockholders elects our directors.  The Common Stock does not have cumulative voting rights.  Therefore, the holders of a majority of the outstanding shares of Common Stock can elect all of our directors.  In general, a majority of the votes cast at a meeting of stockholders must authorize stockholder actions other than the election of directors.  Most amendments to our Certificate of Incorporation require the vote of the holders of a majority of all outstanding voting shares. Article 4, Section 6, of our Bylaws requires that any action required or permitted to be taken at a meeting of a committee may be taken without a meeting if a written consent, setting forth the action so taken, is signed by all of the members of the committee and filed with the minutes of proceedings of the committee. Pursuant to the Company's Bylaws, no action of any committee of the Company, whether such committee's action is taken pursuant to a meeting or written consent, shall affect any action which requires stockholder approval.

Warrants

There are 3,911,500 warrants outstanding from the private placement of the Company's Common Stock in April 2005.  Each warrant entitles the holder to immediately purchase one share of Common Stock at a price of $.50 per share, subject to adjustment.  The warrants have a term of two to five years from the date of the April 2005 Private Placement.

Additionally, there are 5,000,000 warrants resulting from the issuance of and commitment for convertible debt in December 2005. Each warrant entitles the holder to purchase one share of Common Stock at a price of $.33 to $.55 per share and have a term of five years from the closing dates of the loans.  Four million shares are related to the December 8, 2005 initial closing and one million shares are related to the planned closing.

The exercise price of the warrants and the number and kind of shares of Common Stock to be obtained upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, or stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock.

Transfer Agent and Registrar

The registrar and transfer agent for our Common Stock is Holladay Stock Transfer, 2939 North 67th Place, Scottsdale, Arizona, (480) 481-3940.

SHARES ELIGIBLE FOR FUTURE SALE

We had outstanding 66,688,642 shares of Common Stock as of the date of this prospectus. All 23,182,889 shares registered pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the ''Securities Act''). If shares are purchased by our ''affiliates'' as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

Rule 144

In general, under Rule 144, as currently in effect, an affiliate of ours who beneficially owns shares of our common stock that are not restricted securities, or a person who beneficially owns for more than one year shares of our common stock that are restricted securities, may generally sell, within any three-month period, a number of shares that does not exceed the greater of:

  1% of the number of shares of our common stock then outstanding; which will equal approximately 700,000 shares immediately after this offering; and

  the average weekly trading volume of the our common stock on The NASDAQ National Market during the four preceding calendar weeks

Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Generally a person who was not our affiliate at any time during the three months before the sale, and who has beneficially owned shares of our common stock that are restricted securities for at least two years, may sell those shares without regard to the volume limitations, manner of sale provisions, notice requirements or the requirements with respect to availability of current public information about us.

                Rule 144 does not supersede the contractual obligations of our security holders set forth in the lock-up agreements described above.

Future sales of substantial amounts of our Common Stock in the public market following the Offering or the possibility of these sales occurring, could affect prevailing market prices for our Common Stock or could impair our ability to raise capital through an offering of equity securities.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby.  The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  The information in the table below is current as of June 30, 2006.  All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information.  The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale.  The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Common Stock being registered.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The ''Number of Shares Beneficially Owned After Offering'' column assumes the sale of all shares offered.

As explained below under ''Plan of Distribution,'' we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the Registration Statement, which includes this prospectus.

Selling Stockholder	Natural Person (*)	Number of Shares Beneficially Owned Prior to Offering (**)	Number of Shares Offered (***)	Number of Shares Beneficially Owned After Offering
Brian Arnott(1)		200,000	200,000	0
Eileen Baungarten(1)		200,000	200,000	0
John Bowers(1)		200,000	200,000	0
NFS LLC/FMTC(1)	Bernadette Bracero	200,000	200,000	0
Concrete Restoration Systems, LLC(1)	Mary Jane Fincher	200,000	200,000	0
Michael Confusione(1)		200,000	200,000	0
Christopher Dedea(1)		200,000	200,000	0
Jiohn Doyle(1)		200,000	200,000	0
Bonnie Egan(1)		200,000	200,000	0
Delaware Charter(1)	Richard Egan	200,000	200,000	0
Solomon Feffter(1)		200,000	200,000	0
NFS LLC/FMTC/FBO Giger(1)	Richard Gigerian	200,000	200,000	0
Cheryl Gorman(2)		300,000	300,000	0
Thomas Giuffrida(1)		200,000	200,000	0
Thomas & Ellie Hunter(1)		200,000	200,000	0
Thomas & Elllie Hunter(3)		80,000	80,000	0
Wilfred Huse, MD(1)		200,000	200,000	0
Arthur & Margarate James(1)		200,000	200,000	0
JDR Consulting(1)	John D. Rivers	200,000	200,000	0
JDR Consulting(1)	John D. Rivers	200,000	200,000	0
Andrew Lenza(1)		200,000	200,000	0
George Maglaras(1)		200,000	200,000	0
Joseph Manzi(1)		200,000	200,000	0
Alfred Naftel(1)		200,000	200,000	0
Bruce Nlsen(1)		200,000	200,000	0
Alfred Pasi(1)		200,000	200,000	0
B. Michael Pisani(4)		260,000	260,000	0
Edward Pomianoski(1)		200,000	200,000	0
Antonio Rizzo(1)		200,000	200,000	0
Domenic Santana(1)		200,000	200,000	0
Alfred Sferra(1)		200,000	200,000	0
Jerome Shinkay(1)		200,000	200,000	0
Mark Shoicket(1)		200,000	200,000	0
Richard Staelin(1)		200,000	200,000	0
Buckman, Buckman & Reid (5)	H. John Buckman	145,250	145,250	0
Buckman, Buckman & Reid (5)	Thomas P. Buckman	72,625	72,625	0

Buckman, Buckman &	H. John Buckman	72,625	72,625	0
Reid (5)	Jr.
Buckman, Buckman &	Abdul Jabbar Al	41,500	41,500	0
Reid (5)	Sayegh
Richard Egan(6)		69,500	69,500	0
George Maglaras(6)		5,000	5,000	0
Mark Shoicket(6)		30,000	30,000	0
Andrew Lenza(6)		5,000	5,000	0
H. John Buckman Jr.(6)		20,000	20,000	0
Christopher Dedea(6)		5,000	5,000	0
Matthew Taylor(6)		10,000	10,000	0
Brian Arnott(6)		5,000	5,000	0
William Egbert(6)		5,000	5,000	0
John Doyle(6)		5,000	5,000	0
Alpha Capital	Konrad Ackerman	8,240,741	8,240,741	0
Aktiengesellschaft(7)
Whalehaven Capital	Evan Schemenauer	5,150,463	5,150,463	0
Fund Limited (7)
Harborview Master Fund	Richard	2,060,185	2,060,185	0
LP (7)	Rosenblum &
	David Stefansky
	(9)
Hunter Wise Financial	Fred Jager,	400,000	400,000	0
Group, LLC (8)	President & CEO

Total		23,182,889	23.182,889	0

*             A Natural Person is an officer if a corporation; a partner if a partnership: a member if a Limited Liability company.

**

Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to its shares of Common Stock.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders.  The number of shares includes shares of Common Stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days.

***

Assumes the sale of all shares of Common Stock offered hereby and no other transactions in the Common Stock by the selling stockholders of their affiliates.  Stockholders are not required to sell their shares.

(1)

Includes 100,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

(2)

Includes 150,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

(3)

Includes 40,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

(4)

Includes 130,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

(5)

Includes 332,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

(6)

Includes 159,500 shares of Common Stock issuable upon the exercise of warrants of the Company.

(7)

Includes 5,000,000 shares of Common Stock issuable upon the exercise of warrants of the Company, which consists of 2,666,666 shares of Common Stock issuable to Alpha Capital Aktiengesellschaft, 1,666,667 shares of Common Stock issuable to Whalehaven Capital Fund Limited and 666,667 shares of Common Stock issuable to Harborview Master Fund L.P.

(8)

Includes 400,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

(9)

Harborview Master  Fund L.P. is a master fund whose general partner  is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have  ultimate responsibility for  trading with respect to  Harborview Master Fund L.P. Messrs.  Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder.

Except as provided above, no affiliate of any of the selling stockholders has held any position or office with us or any of our affiliate and none of the selling stockholders has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities.

PLAN OF DISTRIBUTION

The Registration Statement relates to the Offering of 23,182,889 shares of Common Stock owned by the selling stockholders. The Company will not receive any proceeds from the sale of such shares. The selling stockholders may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.

The selling stockholders have advised us that the sale or distribution of our Common Stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of Common Stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of Common Stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

The selling stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales after this Registration Statement becomes effective;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box after this Registration Statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of Common Stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any selling stockholder.  If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Common Stock and activities of the selling stockholders.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP.

EXPERTS

The financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004, and the period from April 10, 2000 (Inception) to December 31, 2005, included in this prospectus have been audited by Berenfeld, Spritzer, Shechter & Sheer, independent certified public accountants, as stated in its report appearing herein and elsewhere in this Registration Statement, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form SB-2 (including exhibits) under the Securities Act, with respect to the shares to be sold in this Offering. This prospectus does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the Common Stock offered in this prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof.  With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

Once the Registration Statement is declared effective with the SEC, we will be subject to the information and reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act.  The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that site is http://www.sec.gov.

BIOELECTRONICS CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

BioElectronics Corporation

Frederick, Maryland

We have audited the accompanying balance sheet of BioElectronics Corporation (A Development Stage Company) as of December 31, 2005 and the related statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 2005 and 2004, and for the period from April 10, 2000 (Inception) to December 31, 2005.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards required that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note D to the financial statements, the Company has restated its consolidated balance sheet at December 31, 2005 and related statements of operations, stockholders' deficiency, and cash flows for the year ended December 31, 2005.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioElectronics Corporation as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, and for the period from April 10, 2000 (Inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Berenfeld Spritzer Shechter & Sheer, CPA's

Sunrise, Florida

April 5, 2006 (Except as to notes E and M as to which

the date is June 19, 2006)

BioElectronics Corporation (A Development Stage Company)
Balance Sheets

	June 30,	December 31,
	2006	2005

ASSETS	(Unaudited)	(Restated)
CURRENT ASSETS
Cash	$ (0)	$ 323,039
Accounts Receivable, Net	15,852	68,864
Inventory	190,056	141,829
Prepaid Expenses	5,659	5,796
TOTAL CURRENT ASSETS	211,566	539,528

MACHINERY AND EQUIPMENT, net	99,730	100,084

OTHER ASSETS
Loan Costs	473,215	639,709
Security Deposits	7,762	7,762
	480,977	647,471
TOTAL ASSETS	$ 792,273	$ 1,287,083

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
Accounts Payable	$ 623,224	$ 391,804
Accrued Liabilities	142,976	69,044
Current Portion of Note Payable	266,448	191,281
Current Portion of Capital Lease Obligations	5,413	4,573
Related Party Notes Payable	5,012	74,621
TOTAL CURRENT LIABILITIES	1,043,073	731,323

LONG-TERM LIABILITIES
Related Party Notes Payable, Net of Current Portion	705,244	298,904
Note Payable	562,500	562,500
Capital Lease Obligations, Net of Current Portion	-	840
TOTAL LONG-TERM LIABILITIES	1,267,744	862,244
TOTAL LIABILITIES	2,310,817	1,593,567

STOCKHOLDERS' DEFICIENCY
Common Stock, Par Value $.001 Per Share, 200 Million Shares Authorized; Issued and Outstanding 66,388,642 at June 30, 2006 and 62,864,892 at December 31, 2005	66,388	62,864
Additional Paid-In Capital	3,413,519	3,019,546
Deficit Accumulated During the Development Stage	(4,998,451)	(3,388,894)
TOTAL STOCKHOLDERS' DEFICIENCY	(1,518,544)	(306,484)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$ 792,273	$ 1,287,083

The accompanying notes are an integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)
Statements of Operations

			Period from			Period from
	Months Ended		April 10, 2000	Years Ended		April 10, 2000
	June 30,		(Inception) to	December		(Inception) to
	2006	2005	June 30, 2006	2005	2004	December 31, 2005
	(Unaudited)		(Uaudited)	(Restated)		(Restated)
SALES	$ 165,319	$ 45,384	$ 801,509	$ 303,690	$ 302,002	$ 636,189

COST OF GOODS SOLD	45,534	21,226	401,159	192,336	112,724	355,625

GROSS PROFIT	119,785	24,158	400,350	111,354	189,278	280,564

OPERATING EXPENSES
General and Administrative	1,040,832	207,162	3,338,135	1,103,896	695,058	2,297,303
Design & Development	169,063	-	379,219	210,156	-	210,156
Selling Expenses	278,566	82,006	1,301,222	692,393	265,347	1,022,656
	1,488,461	289,168	5,018,576	2,006,445	960,405	3,530,115

LOSS FROM OPERATIONS	(1,368,676)	(265,010)	(4,618,227)	(1,895,091)	(771,127)	(3,249,551)

OTHER INCOME (EXPENSES)
Interest Expense	(240,881)	(9,920)	(329,116)	(59,916)	(19,920)	(88,235)
Other	-	-	(22,158)	(9,927)	(1,752)	(22,158)
	(240,881)	(9,920)	(351,274)	(69,843)	(21,672)	(110,393)

NET LOSS	$(1,609,557)	$(274,930)	$(4,969,501)	$(1,964,934)	$(792,799)	$ (3,359,944)

PER SHARE DATA:
WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING:
BASIC AND DILUTED	63,928,909	53,499,892	N/A	57,626,059	45,976,334	N/A

NET LOSS PER SHARE:
BASIC AND DILUTED	$ (0.025)	$ (0.005)	N/A	$ (0.034)	$ (0.017)	N/A

The accompanying notes are an integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)
Statements of Stockholders' Deficiency

	Capital Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount
Balance at April 10, 2000 (Inception)	-	$ -	$ -	$ -	$ -
Net Loss	-	-	-	(34,124)	(34,124)
Contribution of Assets	-	-	8,000	-	8,000
Issuance of Common Stock for
Services Rendered	22,150,000	22,150	(8,000)	(13,150)	1,000
Balance at December 31, 2000	22,150,000	22,150	-	(47,274)	(25,124)
Net Loss		-	-	-	-
Balance at December 31, 2001	22,150,000	22,150	-	(47,274)	(25,124)
Net Loss		-	-	-	-
Balance at December 31, 2002	22,150,000	22,150	-	(47,274)	(25,124)
Net Loss		-	-	(568,087)	(568,087)
Sale of Common Stock at $.03 per share	3,950,000	3,950	112,100	-	116,050
Sale of Common Stock at $.0496 per share	800,000	800	38,900	-	39,700
Sale of Common Stock at $.35 per share	40,000	40	13,960	-	14,000
Balance at December 31, 2003	26,940,000	26,940	164,960	(615,361)	(423,461)
Net loss		-	-	(792,799)	(792,799)
Common Stock Dividend	15,800,577	15,800	-	(15,800)	-
Issuance of Common Stock for
Services Rendered	2,245,649	2,246	100,036	-	112,282
Sale of Common Stock at $.3540 per share	678,000	678	239,322	-	240,000
Sale of Common Stock at $.4286 per share	149,333	149	63,851	-	64,000
Sale of Common Stock at $.30 per share	83,333	83	24,917		25,000
Sale of Common Stock at $.01 per share	5,020,000	5,020	45,180	-	50,020
Balance at December 31, 2004	50,916,892	50,916	648,266	(1,423,960)	(724,778)
Net loss		-	-	1,964,934	(1,964,934)
Fair value of warrants issued in connection with financing arrangements			542,460		542,460
Issuance of Common Stock for
Services Rendered	2,128,000	2,128	205,043	-	207,171
Sale of Common Stock at $.30 per share	3,420,000	3,420	1,022,580	-	1,026,000
Sale of Common Stock at $.0833 per share	4,600,000	4,600	378,785	-	383,385
Sale of Common Stock at $.0959 per share	800,000	800	75,912	-	76,712
Sale of Common Stock at $.1475 per share	1,000,000	1,000	146,500	-	147,500
Balance at December 31, 2005	62,864,892	62,864	3,019,546	(3,388,894)	(306,484)
Net loss				(1,609,557)	(1,609,557)
Issuance of Common Stock for
Services Rendered	3,283,750	3,284	292,515	-	295,799
Sale of Common Stock at $.1667 per share	240,000	240	39,760	-	40,000
Stock based compensation expense under the Black-Scholes formula	-	-	61,698	-	61,698
Balance at June 30, 2006	66,388,642	$ 66,388	$ 3,413,519	$ (4,998,451)	$ (1,518,544)

The accompanying notes are an integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)
Statements of Cash Flows

			Period from			Period from
	Six Months Ended		April 10, 2000	Years Ended		April 10, 2000
	June 30,		(Inception) to	December		(Inception) to
	2006	2005	June 30, 2006	2005	2004	December 31, 2005
	(Unaudited)		(Uaudited)	(Restated)		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$(1,609,557)	$(274,930)	$(4,969,501)	$(1,964,934)	$(792,799)	$(3,359,944)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities
Depreciation of machinery and Equipment	11,104	2,250	38,304	16,811	8,818	27,200
Amortization of Loan Costs	166,494	-	189,097	22,603		22,603
Provision for Bad Debts			34,615	20,000	14,615	34,615
Non-cash stock-based compensation and Expenses	357,497	-	701,950	207,171	137,282	344,453
Non-cash Interest Expenses	75,167	-	75,167	-	-
(Increase) Decrease in:			-
Accounts Receivable	53,014	(69)	(50,465)	(88,864)	(8,786)	(103,479)
Inventory	(48,227)	(20,402)	(190,056)	(59,479)	(50,115)	(141,829)
Prepaid Expenses	137	(6,896)	(5,658)	(4,829)	234	(5,795)
Increase (Decrease) in:			-
Accounts Payable	231,420	53,990	623,223	175,493	54,139	391,803
Accrued Liabilities	73,931	(43,212)	142,975	10,195	2,758	69,044
NET CASH USED IN OPERATING ACTIVITIES	(689,020)	(289,269)	(3,410,349)	(1,665,833)	(633,854)	(2,721,328)

CASH FLOWS FROM INVESTING ACTIVITIES
Security Deposits	-	-	(7,762)	(7,762)	-	(7,762)
Purchase of Equipment	(10,750)	(9,028)	(119,047)	(50,014)	(53,045)	(108,297)
NET CASH USED BY INVESTING ACTIVITIES	(10,750)	(9,028)	(126,809)	(57,776)	(53,045)	(116,059)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Note Payable	-	(300,000)	(366,219)	(366,219)	-	(366,219)
Proceeds from Note Payable, Net of Loan Costs	-	-	1,000,148	630,148	370,000	1,000,148
Proceeds from Related Party Notes Payable	406,340	75,000	794,943	105,279	25,000	388,603
Payments on Related Party Notes Payable	(69,609)	(72,660)	(84,687)	(3,644)	(11,434)	(15,078)
Payments on Capital Lease Obligations	-		(4,574)	(3,222)	(753)	(4,574)
Proceeds from Issuance of Capital Stock	40,000	822,380	2,197,547	1,633,597	354,200	2,157,547
NET CASH PROVIDED BY FINANCING ACTIVITIES	376,731	524,720	3,537,158	1,995,939	737,013	3,160,427

NET INCREASE (DECREASE) IN CASH	(323,039)	226,423	0	272,330	50,114	323,039
CASH, BEGINNING OF PERIOD	323,039	50,709	-	50,709	595	-
CASH, END OF PERIOD	$(0)	$277,132	$0	$323,039	$50,709	$323,039

The accompanying notes are an integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)
Statements of Cash Flows

			Period from			Period from
	Six Months Ended June 30,		April 10, 2000 (Inception) to	Years Ended December 31,		April 10, 2000 (Inception) to December
	2006	2005	June 30, 2006	2005	2004	31, 2005
	(Unaudited)			(Restated)		(Restated)

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
Cash Paid During the Period:
Interest	$ 30,096	$ 9,920	$ 96,728	$ 37,313	$ 10,076	$ 66,632
Income taxes	$ -	$ -	$ -	$ -	$ -	$ -

SCHEDULE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES:

Equipment purchases financed through
capital leases and notes payable	$ -	$ -	$ 9,986	$ -	$ -	$ 9,986

The accompanying notes are an integral part of these financial statements.

BioElectronics Corporation (A Development Stage Company)

Notes to Financial Statements

(Information as of and for the six months ended  June 30, 2006 and 2005 is unaudited)

NOTE A  - ORGANIZATION AND NATURE OF ACTIVITIES

BioElectronics Corporation was incorporated in April 2000 and began employee-based operations in 2003.  BioElectronics Corporation (the ''Company'') is a developer and marketer of drug-free, anti-inflammatory patches.  The Company has U.S., FDA, Health Canada and European Union market clearance for its products.

The Company's first product, ActiPatch ® Therapy is a dermal patch with an embedded battery operated microchip that delivers weeks of continuous pulsed therapy.  The patch delivery system and the Company's patented technology is a self-administered equivalent of the operator administered pulsed electromagnetic energy therapy used extensively world-wide for decades to reduce swelling, relieve pain and enhance the healing of post-surgical incisions, chronic wounds and orthopedic conditions.

The accompanying financial statements are those of a development stage company. The Company is currently engaged in and devotes considerable time to financial planning, raising capital, establishing sources of material supply and manufacturing subcontractors, recruiting and training sales personnel and establishing a market presence for its product.  While there has been revenue from the sale of the product, nearly a third of the revenue in 2004 is from sales to one distributor and approximately two thirds of the 2005 revenue is derived from sales to two distributors.  A significant market presence and sales account base has yet to be achieved.

The board of directors has the authority, without action by the Company's stockholders, to provide for the issuance of preferred stock in one or more classes or series and to designate the rights, preferences and privileges of each class or series, which may be greater than the rights of the common stock.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company has prepared the financial statements in accordance with accounting principles generally accepted in the United States of America.

Interim Financial Statements

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). In management's opinion, the interim financial data presented herein include all adjustments (which include only normal recurring adjustments) necessary for a fair presentation. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. Results for interim periods are not necessarily indicative of results to be expected for the full year.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have maturities of three months or less.  The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure to any one financial institution.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentration of credit risk, consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Accounts Receivable

Allowance for Doubtful Accounts -- The Company maintains reserves on customer accounts where estimated losses may result from the inability of its customers to make required payments. These reserves are determined based on a number of factors, including the current financial condition of specific customers, the age of accounts receivable balances and historical loss rate. The Allowance for Doubtful Accounts was $34,615 at  June 30, 2006 and December 31, 2005. Bad debt expense for the six months ended June 30, 2006 and 2005 was $4,439, $0 and for the years ended December 31, 2005 and 2004 $97,778 and $14,615, respectively.

Inventory

Inventories are stated at the lower of cost or market, cost being determined under the first-in, first-out method. The Company periodically reviews inventories and items considered outdated or obsolete are reduced to their estimated net realizable value.

Machinery and Equipment

Machinery and equipment is stated at cost, net of accumulated depreciation and amortization, which is computed using the straight-line method over the estimated useful lives of the related assets of five to ten years. Expenditures for maintenance and repairs are charged to expense as incurred.  Major improvements that extend the lives of assets are capitalized.  Any gain or loss on disposition of assets is recognized currently.  Accumulated Depreciation was $ 39,289 and $28,185 at June 30, 2006 and December 31, 2005, respectively.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairments whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the asset exceeds the fair value.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.  The Company has not recognized any impairment losses through  June 30, 2006.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards (''SFAS'') No. 109, ''Accounting for Income Taxes.'' Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Revenue Recognition

The Company sells its products to wholesale distributors and directly to hospitals and clinics. In accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition", the Company recognizes revenue when the evidence of an arrangement exists, pricing is fixed and determinable, collection is reasonably assured, and shipment has occurred. Payment is due on a net basis in 30 days. If the customer is deemed not credit worthy, payment by credit card is required. The Company's agreement with customers includes a right of return. To date returns are not significant. Therefore, an allowance for returns has not been made. Defective units are replaced at the request of the customer.

Amounts billed to customers for shipping and handling are included as a component of sales. Shipping and handling costs, which represent costs incurred to ship products to the Company's customers, are included as a component of selling, general and administrative expenses

Loan Costs

Costs incurred to obtain financing have been capitalized and are being amortized using the straight-line method over the life of the financing arrangement.

Advertising

Advertising costs are charged to expense as incurred, and are included in general and administrative expenses. Advertising expense was approximately $17,000 and $ 1,300 for the six months ended June 30, 2006 and 2005 and $8,138 and $1,776 for the years ended December 31, 2005 and 2004, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in its financial statements and accompanying notes.  Actual results could differ from those estimates.

Net Loss Per Share

The Company calculates basic and diluted net loss per share in accordance with SFAS 128, ''Earnings Per Share.'' Basic and diluted net loss per share is computed by dividing net loss by the weighted-average number of outstanding shares of common stock.

As of  June 30, 2006 and 2005 and December 31, 2005 and 2004, options, warrants and other convertible securities to purchase 16.5, 6.6, 19.7 and 2.6 million shares of common stock, respectively, were outstanding, but not included in the computation of diluted earnings per share, because the effect would be anti-dilutive.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued liabilities and loans and notes payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

Compensated Absences

The Company does not accrue for compensated absences and recognizes the costs of compensated absences when paid to employees.  Accordingly, no liability for such absences has been recorded in the accompanying consolidated financial statements.  Management believes the effect of this policy is not material to the accompanying financial statements.

Stock-Based Compensation

In accordance with SFAS No. 123 (Revised 2004), Share Based Payment (''SFAS No. 123R'') and the Securities and Exchange Commission's rule amending the compliance dates of SFAS No. 123R, the Company began to recognize compensation expense for equity-based compensation using the fair value method in 2006 using the ''Modified Prospective Method''. This method allows the Company to apply the fair value provisions of SFAS No. 123R only on the future share-based payment arrangements and unvested portion of prior awards at the adoption date.

The Modified Prospective Method allows the Company to account for the stock-based awards issued prior to the adoption of fair value provisions under SFAS No. 123R using the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123.

Prior to January 1, 2006 the Company accounted for its stock-based compensation plan as permitted by SFAS No. 123, using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, ''Accounting for Stock Issued to Employees'' (''APB No. 25''), and made the pro forma disclosures required by SFAS No. 148, ''Accounting for Stock-Based Compensation—Transition and Disclosure'' (''SFAS No. 148'') for the years ended December 31, 2005 and December 31, 2004. Except for options granted to certain officers of the Company for services rendered, that vest over time, all options granted under the Plan (discussed in Note H) had exercise prices equal to the fair market value of the underlying Common Stock on the date of grant. Accordingly, for the years ended December 31, 2005 and 2004, stock-based compensation related to options granted to officers of the Company for services rendered, are recorded in accordance with APB Opinion No. 25.

Equity instruments issued to non-employees are accounted for at fair value.  The fair value of the equity instrument is determined using either the fair value of the underlying stock

The Company recognizes compensation expense for fixed stock awards with pro rata vesting on a straight-line basis over the requisite service period of the award.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No 153, ''Exchanges of Non-monetary Assets,'' and an amendment to Opinion No 29, ''Accounting for Non-monetary Transactions.'' SFAS No 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board.  The amendment to Opinion No. 29 eliminates the fair value exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  SFAS No. 153 is effective for non-monetary assets exchanges occurring in periods beginning after December 16, 2004.  The adoption of this statement did not have an impact on the Company's audited financial statements for the year ended December 31, 2005.

In May 2005, the FASB issued SFAS No. 154, ''Accounting Changes and Error Corrections'', which replaces APB Opinion No. 20, ''Accounting Changes'' and FASB Statement No. 3, ''Reporting Accounting Changes in Interim Financial Statements''.  APB Opinion No. 20 required that changes in accounting principles be recognized by including the cumulative effect of the change in the period in which the new accounting principle was adopted.  SFAS No. 154 requires retrospective application of the change to prior periods' financial statements, unless it is impracticable to determine the period-specific effects of the change.  SFAS No. 154 also provides that a change in method of depreciating or amortizing long-lived non-financial assets be accounted for as a change in estimate effected by a change in accounting principle, and also provides that correction of errors in previously issued financial statements should be termed a ''restatement''.  SFAS No. 154 is effective for the Company's year ending December 31, 2006.  Management does not expect the adoption of this statement to have a material impact, if any, on the Company's financial position or results of operations.

In February 2006, the FASB issued FASB No. 155, Accounting for Certain Hybrid Instruments, as an amendment of FASB Statements No. 133 and 140. FASB No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

NOTE C - INVENTORY

The components of inventory as of  June 30, 2006 and December 31, 2005 are:

	June 30,	December 31,
	2006	2005
Raw materials	$69,016	$26,039
Supplies	13,536	14,420
Finished goods	107,504	101,370
	$190,056	$141,829

NOTE D – RESTATEMENT OF FINANCIAL STATEMENTS

In 2005, the Company recorded as revenue $300,000. The Company has now determined that it should not have ceased amortizing its trademarks and that its trademarks should have continued to be amortized over the period which the asset was expected to contribute directly or indirectly to the future cash flows of the Company. Accordingly, the accompanying consolidated financial statements presented for the years ended

In accordance with EITF No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments", the Company has reevaluated its sale of its convertible notes payable with detachable warrants for the beneficial conversion features. The Company has determined that it should have allocated the proceeds from the placement of the debt to the warrants and the debt based on their relative pro-rated values.

Accordingly, the accompanying consolidated financial statements presented for the year ended December 31, 2005 has restated its financial statements as follows:

			Deferred
	Retained	Paid-in	Finance	Note
BALANCE SHEET	Earnings	capital	Cost	Receivable
As originally reported	$ 3,058,791	$ (2,477,086)	$ 119,852	$ 307,500
Note receivable	307,500			(307,500)
Deferred finance costs		(542,460)	542,460
Amortization of deferred
finance costs	22,603		(22,603)
Adjusted amount	$ 3,388,894	$ 3,019,546	$ 639,709	$ -

STATEMENT OF			Interest	Interest
OPERATIONS	Net Loss	Revenue	Income	Expense
As originally reported	$ (1,634,831)	$ (603,690)	$ (7,500)	$ 37,313
Revenue	(307,500)	300,000	7,500
Amortization of deferred
finance costs	(22,603)			22,603
Adjusted amount	$ (1,964,934)	$ (303,690)	$ -	$ 59,916

NOTE E - NOTES PAYABLE

On December 8, 2005, the Company issued $750,000 of Senior Secured Convertible Notes ("the Notes") to three investors and agreed to issue an additional $250,000 of Notes (the "Additional Notes") with interest at a fixed rate of 8% per annum, payable monthly. The Notes and the Additional Notes are convertible into 3,000,000 shares and 1,000,000 shares of the Company's common stock at $0.25 per share. On June 16, 2006 the Subscription Agreement was amended to change the Notes conversion price to $0.18 per share. As a result the Notes are convertible into 4,166,667 shares of common stock and the Additional Note into 1,388,889 shares of common stock.

The Notes are collateralized by a security interest in substantially all of the Company's assets. For each share of the Company's Common Stock for which the Notes and the Additional Notes are convertible at the time of closing, the investors will receive one warrant, exercisable for five-years from the date of closing of the Notes. Payments of 1/16 of the outstanding amount of the Notes will commence on September 8, 2006 and on the eighth day each month thereafter until the Notes have been paid in full, whether by cash or by conversion of the Principal and interest into Common Stock pursuant to the terms of the Notes. The Additional Notes are not contingent to any other conditions, and the right to issue and convert these Additional Notes is in the control of the Company. As required by Statement of Financial Accounting Standard No. 133, deferred finance costs of $542,000 were recorded that are being amortized over the two year term of the notes to their maturity date based on their fair value of $542,000 using the Black Scholes option pricing model based on the following assumptions: (1) risk free interest rate of 4.21%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 40%; and (4) an expected life of the option of .5 to 5 years. During the years ended December 31, 2005 and the six months ended June 30, 2006, amortization as interest expense was $22,603 and $135,618, respectively. Since the fair value of the underlying common stock was less than the effective conversion price, there was no beneficial conversion feature.

The note contains a provision that if a Registration Statement is not filed with the Securities and Exchange Commission by April 8, 2006 the Company must pay liquidated damage of 2% for each 30 days subsequent to that date until the Registration Statement is filed. Additionally, the Registration Statement must be declared effective by October 14, 2006. The liquidated damages, at the option of the Company, may be paid in cash or additional shares of its common stock: accrued interest of $30,000 and liquidated damages of $45,000 through June 15, 2006 will be added to the Notes and converted into 416,666 shares of the Company's common stock.

On August 14, 2006, $100,000 relating to the Additional Notes was received by the Company.

Maturities of notes payable at December 31, 2005 are:

Year Ended December 31,	Amount
2006	$191,281
2007	562,500
Total payments	$753,781

NOTE F - CAPITAL LEASE OBLIGATIONS

The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset.  The asset is depreciated over the lower of their related lease terms or their estimated productive lives.  The lease has a purchase option at the expected fair value of the property at the expiration of the lease term.

Capital lease obligations consist of an equipment lease with an implicit interest rate of 16.99% and monthly payments of $288, maturing in March, 2007, collateralized by equipment with a book value of $4,103 at December 31, 2005.

Depreciation expense of assets under a capital lease for the six months ended June 30, 2006 and 2005  was $942; for the years ended December 31, 2005 and 2004 was $1,884.

Minimum futures lease payments under capital leases as December 31, 2005 are:

Year Ended December 31,	Amount
2006	$4,610
2007	1,729
Total minimum lease payments	6,339
Less: Implicit Interest	926
Total minimum lease payments	$ 5,413

NOTE G - RELATED PARTY NOTES PAYABLE

In 2003 and 2004, the Company borrowed $270,353 from its stockholders that are evidenced by promissory notes, that bear interest at 9% per annum, are unsecured, and mature on various dates through December, 2018.

At December 31, 2005 related party notes payable include short term advances of $33,124 that was repaid in 2006.

Additionally, at December 31, 2005  related party notes payable includes $40,000 which was converted into The Company's common stock in January 2006 and was classified as a current liability.

Maturities of long-term debt for each of the next five years and thereafter are at:

.	June 30, 2006	December 31, 2005
2006	$ 5,012	$ 74,621
2007	462,023	4,038
2008	149,709	201,354
2009	4,831	4,831
2010	5,284 83,397	5,284
Thereafter		83,397
	$ 710,256	$373,525

NOTE H - STOCK OPTION PLANS

On November 30, 2004, as amended March 22, 2005, the Company adopted the BioElectronics Equity Incentive Plan (''the Plan''), for the purpose of providing incentives for officers, directors, consultants and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons.  The Plan reserves 10 million shares of common stock for issuance. The options may be incentive, nonqualified or stock appreciation rights.

Option awards are granted with an exercise price equal to Company's bid price on the on the Pink Sheets on the date of grant, which is fair value. The options vest over three years of continuous service and are exercisable over five years from the date of grant.

On exercise of a stock appreciation right, the holder may receive shares of common stock and cash equal to the excess of the fair market value of the common stock at the date of exercise over the option price.  Stock appreciation rights may be exercised five years from the date of grant.  As of June 30 2006 no stock appreciation rights have been granted.

The following table sets forth options, granted, cancelled, forfeited and outstanding:

	Number of Shares	Aggregate Grant Date Fair Value	Weighted Average Exercise Price
January 1, 2004	None	None	none
Granted	2,100,000	$ 630,000	$0.40
Exercised	-	-	-
Forfeited	-	-	-
Outstanding, December 31,2004	2,100,000	630,000	$0.40
Granted	3,785,000	1,443,650	$0.38
Exercised	-	-	-
Forfeited	-	-	-
Outstanding, December 31, 2005	5,885,000	2,073,650	$0.39
Granted Exercised	30,000	9,000	$0.30
	-	-	-
Forfeited	(3,150,000)	(945,000)	$0.43
Outstanding, June 30, 2006	2,765,000	$1,137,650	$ 0.34

Summary information about the Company's stock options outstanding at December 31, 2005:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Years of contractual life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$.30-.31	1,755,000	4.3	$.30	700,000	$.30
$.40	1,730,000	4.0	$.40	-	-
$.50	1,700,000	3.9	$.40	-	-

As of June 30 2006 and December 31, 2005 1,800,000 and 700,000 options were exercisable and 7,235,000 and 4,115,000 were available for future grant.

The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan.  Accordingly, no compensation cost had been recognized for the stock option plan  through December 31, 2005

For the six month ended June 30, 2006 compensation costs charged to expense under the plan was $61,698 with no income tax benefit.

Had compensation cost for the Company's stock options plan been determined consistent with SFAS No. 123, the Company's net loss and net loss per share for the six months ended June 30, 2005 and years ended December 31, 2005 and 2004 would have been increased to the pro forma amounts indicated in the following table:

	June 30,	December 31,
	2005	2005	2004
As Reported net loss	($ 419,823)	($1,634,831)	($792,799)
Deduct: Stock-based compensation expense, pro-forma	(18,000)	(179,994)	(11,646)
Pro-forma net loss	($437,823)	($1,814,825)	($804,445)
Earnings per Share:
Basic and diluted net loss per share'' as reported	($ 0.01)	($0.028)	($0.017)
Pro-forma basic and diluted net loss per share	($ 0.01)	($0.032)	($0.017)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted are:

	Six Months Ended June 30	Years Ended December 31,
Assumptions	2006	2005	2004
Risk-free interest rate	4.30%	4.21%	3.39%
Dividend yield	0%	0%	0%
Expected life of option grants	5 years	5 years	5 years
Expected stock price volatility	40%	40%	40%

The Company's computation of the expected volatility for the years ended December 31, 2005 and 2004 is based primarily upon historical volatility and the expected term of the option.  The expected term is based on the historical exercise experience under the share-based plans of the underlying award and represents the period of time the share-based awards are expected to be outstanding.  The interest rate is based on the U.S. Treasury yield in effect at the time of grant for a period commensurate with the estimated expected life.  The forfeiture rate is based on historical data.

NOTE I - WARRANTS

On April 4, 2005, the Company sold 3,420,000 shares of Common Stock for $1,026,000 in a private placement  and issued  3,911,500 warrants, including 491,500 agent's warrants, (''PPM Warrants'') to purchase 3,911,500 shares of  the Company's Common Stock.

On December 8, 2005, the Company issued $750,000 of Senior Secured Convertible Notes and agreed to issue an additional $250,000 of Notes (see Note E).  In connection with this financing, the Company issued warrants ("Investor Warrants") to purchase a total of 5,400,000 shares of the Company's Common Stock.

All but 1,000,000 of the warrants became exercisable in 2005.

The warrants did not contain a beneficial exchange feature at the date of the agreement.   The exercise price of the investor warrants are subject to adjustment in certain events, including split-ups or combinations of common stock, dividends payable in common stock, and the issuance of rights to purchase additional shares of common stock or to receive other securities or rights convertible into or entitling the holder to receive additional shares of common stock without payment of any consideration.  The shares underlying the warrants are subject to a registration rights agreement.

The Investor Warrants are redeemable by the Company at a price of $.01 per investor warrant at any time prior to their exercise or expiration upon 30 days written notice provided that the closing stock price for the Common stock for at least thirty days has been $1.00 per share and the shares underlying the warrants have been registered.

At June 30, 2006 and December 31, 2005 9,311,500 warrants were outstanding.

The following table summarizes information for warrants outstanding and exercisable at June 30, 2006 and December 31, 2005:

			Options
			outstanding
			weighted average
Exercise		Original	remaining life
Price	Number	Term (Years)	in years
$0.50	3,420,000	3	2.75
$0.33	332,000	5	2.75
$0.40	159,500	2	2.75
$0.468	3,000,000	5	4.9
$0.468	1,000,000	0.5	0.5
$0.468	1,000,000	5	5
$0.39	400,000	5.0	4.9

NOTE J - INCOME TAXES

At December 31, 2005 the Company has available for federal income tax purposes approximately $2,996,000  of net operating loss carry forwards which are subject to annual limitations and expire  beginning in 2016 through 2022.

The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an ''ownership change'', as defined by the Internal Revenue Code.  All federal and state net operating loss carry-forwards are subject to limitations as a result of these restrictions.  If there should be a subsequent ownership change, as defined, the Company's ability to utilize its carry-forwards could be reduced.

NOTE K- COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company leases office space under operating leases expiring in various years through 2007. In the normal course of business, operating leases are generally renewed or replaced by other leases.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year are as of:

December 31, 2005
2006	$44,620
2007	20,585
Total minimum future rental payments	$65,205

Rent expense was $27,863 and $6,690 for the six months ended June 30, 2006 and 2005 and $56,140 and $26,752 for the years ended December 31, 2005 and 2004.

Employment Agreements

At December 31, 2005 the Company has employment agreements with three officers and with one officer at June 30, 2006.

Future payments under these employment agreements are as of:

	June 30, 2006	December 31, 2005
2006	$ 130,000	$410,000
2007	130,000	410,000
Total future payments due	$ 260,000	$820,000

Two of the officers also received grants of 500,000 shares of common stock each that vest over three years. The value of the stock on the date of grant is being expensed over the vesting period, using the Black-Scholes formula.

The treatment of compensation expense relating to stock options is described in Notes B and H of Notes to Financial Statements.

NOTE L - STOCKHOLDER TRANSACTIONS

As enumerated in the Statement of Stockholders' Deficiency the Company has issued shares of its common stock for services rendered for clinical studies, financial advisors, market studies, public relations, members of the Board of Directors and members of the Medical Advisory Board . Management believes that the shares issued based on their selling price per share approximate the fair value of the services rendered. The issuance of common stock for services rendered, with the exception of the shares issued during the year ended December 31, 2000, approximated the price of shares sold for cash.

NOTE M-SUBSEQUENT EVENT

On May 18, 2006 a legal action was brought by a former employee against the Company, PAW, LLC and Andrew J. Whelan, the Company's major shareholder and Chief Executive Officer claiming that he is owed an additional 900,000 shares of common stock of the Company. In the opinion of management, this matter will not have a material adverse impact on the Company's financial position or results of operations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Maryland General Corporation Law and in our By-laws and Articles of Incorporation.

Our Articles of Incorporation provide that each director and officer or former director or officer of the Company, or any person who may have served at the request of the Company as a director or officer of another corporation in which this Company owns shares of capital stock or of which it is a creditor, shall be indemnified by the Company against liabilities, fines, penalties and claims imposed upon or asserted against him by reason of having been such a director or officer, except in relation to matters as to which he shall have been finally adjudged by a court of competent jurisdiction to be liable by reason of having been guilty of gross negligence or willful misconduct in the performance of his duty as such director or officer.

Our By-laws also provide that we shall indemnify, to the fullest extent permitted by the laws of the State of Maryland, any present or former director, officer, employee, incorporator or agent of the Company, or any person who serves or served another corporation, partnership, joint venture, trust, or other enterprise in one of such capacities at the request of the Company, who, by reason of such position, was, is, or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the Common Stock registered hereby, all of which expenses, except for the SEC registration fee, are estimates:

Description	Amount
Registration Fee	$ 347.28
*Accounting fees and expenses	* $ 25,000
Legal fees and expenses	$ 35,000
Transfer Agent fees and expenses	$ 0
*Printing	* $ 500.00
Miscellaneous fees and expenses	$ 15,000.00

Total	$ 75,847.28

_____________

* Estimated

The selling stockholders will not bear any expenses associated with the filing of the Registration Statement.

Item 26.  Recent Sales of Unregistered Securities

In September 2003 the Company sold 20,000 shares of Common Stock to Duane Lawson for $7,000 and in October 2003 the Company sold 20,000 shares of Common Stock for $7,000 to Daniel Kloos. The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offers and sales of the Common Stock did not involve a public offering, as the purchasers had represented that they were ''accredited'' investors, as defined in Rule 501 under the Securities Act.

In December 2003 the Company sold 400,000 shares of Common Stock to Robert and Kelly Lorenz for $19,355 and 400,000 shares of Common Stock to Betty Rutkowski for $19,355.  The shares were issued pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933. The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

In January and February 2004, the Company issued 450,000 pre dividend and 245,542 post dividend shares of Common Stock, valued at $22,500 to three medical advisors for services rendered. Management believes that the shares issued approximate the fair value of the services rendered to the Company.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

On March 15, 2004, the Company sold 5,020,000 shares of Common Stock to Phalanx Holding Corp. for $50,200.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as the institutional purchaser was an ''accredited'' investor and no general solicitation was involved in the offering.

In March 2004, the Company sold 116,000 pre dividend and 33,333 post dividend shares of Common Stock to four investors for $64,000.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

During June and July 2004, the Company sold 608,000 pre dividend and 70,000 post dividend shares of Common Stock to five investors for $240,000. The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

In August 2004, the Company issued 1,545,648 shares of Common Stock, valued at $77,282, to three medical advisors for services rendered to the Company. Management believes that the shares issued approximate the fair value of the services rendered.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

In August 2004, the Company sold  83,333 shares of Common Stock to Craig Hurst for $25,000.  The shares were issued pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933. The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as the purchaser was an ''accredited'' investor and no general solicitation was involved in the offering.

In August 2004, the Company issued 100,000 shares of Common Stock, valued at $5,000 for by a financial advisory services provided to the Company. Management believes that the shares issued approximate the fair value of the services rendered.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as the purchaser was an ''accredited'' investor and no general solicitation was involved in the offering.

In November 15, 2004 the Company borrowed $370,000 for working capital purposes.  Buckman, Buckman & Reid, Inc., acted as placement agent and received as compensation, 150,000 shares of the Company's Common Stock valued at $7,500.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as the purchaser was an ''accredited'' investor and no general solicitation was involved in the offering.

In April 2005, the Company sold 3,420,000 shares of Common Stock and warrants to purchase 3,911,500 (includes 491,500 agent's warrants) shares of Common Stock for $1,026,000 pursuant in a private placement, with Buckman, Buckman & Reid, Inc. acting as the Placement Agent for the offering.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as the securities were issued to independent third parties and /or existing stockholders, each of whom were ''accredited'' investors and no general solicitation was involved in the offering.

During the months of January to May 2005, the Company issued 533,000 shares of Common Stock valued at $51,890 to medical, financial and market research advisors to the Company for services rendered.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

In September 2005, the Company sold 800,000 shares of Common Stock to Ibex for $76,712.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as the institutional purchaser was an ''accredited'' investor and no general solicitation was involved in the offering.

In October 2005, the Company sold 1,000,000 shares to Popular Assembly of Lordsman for $147,500.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as the institutional purchaser was an ''accredited'' investor and no general solicitation was involved in the offering.

In October 2005, the Company sold 4,600,000 shares of Common Stock for $383,385 to eight investors.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offers and sales of the Common Stock did not involve a public offering, as the purchasers had represented that they were ''accredited'' investors, as defined in Rule 501 under the Securities Act.

During the months of October to December 2005, the Company issued 1,595,000 shares of Common Stock valued at $51,890 to medical, financial, public relations and market research advisors to the Company for services rendered.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

In January 2006, the Company sold 240,000 shares of Common Stock to four investors for $40,000.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

During the months of January to March 2006, the Company issued 965,000 shares of Common Stock valued at $96,500 to individuals for service on the Board of Directors, medical consulting, investor relations and employee compensation.  The Company relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were ''accredited'' investors and no general solicitation was involved in the offering.

Item 27.  Exhibits

The following exhibits are included as part of this Form SB-2.

Exhibit No.	Description

3.1	BioElectronics Corporation Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's SB-2/A, filed on June 19, 2006).
3.1.1	Articles of Amendment to the Articles of Incorporation, dated April 23, 2004 (incorporated by reference to Exhibit 3.1.1 to the Company's SB-2/A, filed on June 19, 2006).
3.1.2	Articles of Amendment to the Articles of Incorporation, dated April 6, 2004 (incorporated by reference to Exhibit 3.1.2 to the Company's SB-2/A, filed on June 19, 2006).
3.2	BioElectronics Corporation Bylaws (incorporated by reference to Exhibit 3.2 to the Company's SB-2/A, filed on June 19, 2006).
4.1	Form of Common Stock Purchase Warrant, dated December 8, 2005 (incorporated by reference to Exhibit 4.1 to the Company's SB-2/A, filed on June 19, 2006).
4.2	Form of Sales Agent Two Year Common Stock Purchase Warrant, dated April 4, 2005 (incorporated by reference to Exhibit 4.2 to the Company's SB-2/A, filed on June 19, 2006).
4.3	Form of Investor and Placement Agent Five Year Common Stock Purchase Warrant, dated April 4, 2005 (incorporated by reference to Exhibit 4.3 to the Company's SB-2/A, filed on June 19, 2006).
4.4	BioElectronics Corporation 2004 Stock Incentive Plan, dated November 30, 2004 (incorporated by reference to Exhibit 4.4 to the Company's SB-2/A, filed on June 19, 2006).
4.5	BioElectronics Corporation 2004 Stock Incentive Plan, as amended, March 22, 2005 (incorporated by reference to Exhibit 4.5 to the Company's SB-2/A, filed on June 19, 2006).
4.6	Limited Standstill Agreement, dated December 4, 2005, between BioElectronics Corporation and Mary K. Whelan (incorporated by reference to Exhibit 4.6 to the Company's SB-2/A, filed on June 19, 2006).
4.7	Limited Standstill Agreement, dated December 4, 2005, between BioElectronics Corporation and Andrew J. Whelan (incorporated by reference to Exhibit 4.7 to the Company's SB-2/A, filed on June 19, 2006).
4.8**	Form of Specimen Stock Certificate.
5**	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP as to the legality of the shares.
10.1	Employment Agreement between BioElectronics Corporation and Joseph M. Iglesias, dated June 2, 2005 (incorporated by reference to Exhibit 10.1 to the Company's SB-2/A, filed on June 19, 2006).
10.2	Employment Agreement between BioElectronics Corporation and Todd J. Kislak, dated January 3, 2005 (incorporated by reference to Exhibit 10.2 to the Company's SB-2/A, filed on June 19, 2006).
10.3	Employment Agreement between BioElectronics Corporation and Thomas O'Connor, dated October 8, 2004 (incorporated by reference to Exhibit 10.3 to the Company's SB-2/A, filed on June 19, 2006).

10.4	Lease Agreement between BioElectronics Corporation and Madison Commerce Center-A, LLC dated August 31, 2005 (incorporated by reference to Exhibit 10.4 to the Company's SB-2/A, filed on June 19, 2006).
10.5	Lease Agreement between BioElectronics Corporation and Westlake Plaza Business Park, LLC dated January 31, 2005 (incorporated by reference to Exhibit 10.5 to the Company's SB-2/A, filed on June 19, 2006).
10.6	Secured Convertible Promissory Note, dated December 8, 2005, between BioElectronics Corporation and Whalehaven Capital Fund Limited (incorporated by reference to Exhibit 10.6 to the Company's SB-2/A, filed on June 19, 2006).
10.7	Secured Convertible Promissory Note, dated December 8, 2005, between BioElectronics and Alpha Capital Aktiengesellshaft (incorporated by reference to Exhibit 10.7 to the Company's SB-2/A, filed on June 19, 2006).
10.8	Secured Convertible Promissory Note, dated December 8, 2005, between BioElectronics Corporation and Harborview Master Fund, Ltd (incorporated by reference to Exhibit 10.8 to the Company's SB-2/A, filed on June 19, 2006).
10.9	Promissory Note, dated June 30, 2005, between BioElectronics Corporation and MaxMed Technologies, Inc. (incorporated by reference to Exhibit 10.9 to the Company's SB-2/A, filed on June 19, 2006).
10.10	Subscription Agreement, dated December 8, 2005, between BioElectronics Corporation and the Subscribers listed therein (incorporated by reference to Exhibit 10.10 to the Company's SB-2/A, filed on June 19, 2006).
10.11	Registration Rights Agreement, dated April 4, 2005, between BioElectronics Corporation and the Investors listed therein (incorporated by reference to Exhibit 10.11 to the Company's SB-2/A, filed on June 19, 2006).
10.12	Distribution Agreement, dated June 30, 2005, between BioElectronics Corporation and MaxMed Technologies, Inc. (incorporated by reference to Exhibit 10.12 to the Company's SB-2/A, filed on June 19, 2006).
10.13	Modification and Amendment Agreement to the Subscription Agreement, dated August 14, 2006 between BioElectronics Corporation and the Subscribers listed therein (incorporated by reference to Exhibit 10.13 to the Company's SB-2 filed August 14, 2006).
10.14*	BioElectronics Report, "The Physics and Clinical Research Behind ActiPatch".
23.1*	Consent of Berenfeld Spritzer Shechter & Sheer.
23.2*	Consent of Kirkpatrick & Lockhart Nicholson Graham, LLP.
24*	Powers of Attorney of certain officers and directors of the Company (included on the signature page of this Registration Statement).
*Filed herewith.
**To be filed by amendment.

Item 28.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ''Calculation of Registration Fee'' table in the effective Registration Statement;

(iii)

Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned Company under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

(iv)

Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Frederick, Maryland on  September 21, 2006.

BioElectronics Corporation

By: /s/Andrew J. Whelan
Andrew J. Whelan
President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew J. Whelan as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Andrew J. Whelan	Chairman and President	September 21, 2006
Andrew J. Whelan	(principal executive officer)

/s/ Thomas O'Connor	Director and Chief Financial Officer	September 21, 2006
Thomas O'Connor	(principal financial and accounting officer)

/s/ Brian M. Kinney	Director	September 21, 2006
Brian M. Kinney

/s/ Ashton Perry	Director	September 21, 2006
Ashton Peery

/s/ Douglas Watson	Director	September 21, 2006
Douglas Watson

/s/ Mary Whelan	Director	September 21, 2006
Mary Whelan

/s/ Richard Staelin	Director	September 21, 2006
Richard Staelin

EXHIBIT INDEX

Exhibit No.	Description

3.1	BioElectronics Corporation Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's SB-2/A, filed on June 19, 2006).
3.1.1	Articles of Amendment to the Articles of Incorporation, dated April 23, 2004 (incorporated by reference to Exhibit 3.1.1 to the Company's SB-2/A, filed on June 19, 2006).
3.1.2	Articles of Amendment to the Articles of Incorporation, dated April 6, 2004 (incorporated by reference to Exhibit 3.1.2 to the Company's SB-2/A, filed on June 19, 2006).
3.2	BioElectronics Corporation Bylaws (incorporated by reference to Exhibit 3.2 to the Company's SB-2/A, filed on June 19, 2006).
4.1	Form of Common Stock Purchase Warrant, dated December 8, 2005 (incorporated by reference to Exhibit 4.1 to the Company's SB-2/A, filed on June 19, 2006).
4.2	Form of Sales Agent Two Year Common Stock Purchase Warrant, dated April 4, 2005 (incorporated by reference to Exhibit 4.2 to the Company's SB-2/A, filed on June 19, 2006).
4.3	Form of Investor and Placement Agent Five Year Common Stock Purchase Warrant, dated April 4, 2005 (incorporated by reference to Exhibit 4.3 to the Company's SB-2/A, filed on June 19, 2006).
4.4	BioElectronics Corporation 2004 Stock Incentive Plan, dated November 30, 2004 (incorporated by reference to Exhibit 4.4 to the Company's SB-2/A, filed on June 19, 2006).
4.5	BioElectronics Corporation 2004 Stock Incentive Plan, as amended, March 22, 2005 (incorporated by reference to Exhibit 4.5 to the Company's SB-2/A, filed on June 19, 2006).
4.6	Limited Standstill Agreement, dated December 4, 2005, between BioElectronics Corporation and Mary K. Whelan (incorporated by reference to Exhibit 4.6 to the Company's SB-2/A, filed on June 19, 2006).
4.7	Limited Standstill Agreement, dated December 4, 2005, between BioElectronics Corporation and Andrew J. Whelan (incorporated by reference to Exhibit 4.7 to the Company's SB-2/A, filed on June 19, 2006).
4.8**	Form of Specimen Stock Certificate.
5**	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP as to the legality of the shares.
10.1	Employment Agreement between BioElectronics Corporation and Joseph M. Iglesias, dated June 2, 2005 (incorporated by reference to Exhibit 10.1 to the Company's SB-2/A, filed on June 19, 2006).
10.2	Employment Agreement between BioElectronics Corporation and Todd J. Kislak, dated January 3, 2005 (incorporated by reference to Exhibit 10.2 to the Company's SB-2/A, filed on June 19, 2006).
10.3	Employment Agreement between BioElectronics Corporation and Thomas O'Connor, dated October 8, 2004 (incorporated by reference to Exhibit 10.3 to the Company's SB-2/A, filed on June 19, 2006).

10.4	Lease Agreement between BioElectronics Corporation and Madison Commerce Center-A, LLC dated August 31, 2005 (incorporated by reference to Exhibit 10.4 to the Company's SB-2/A, filed on June 19, 2006).
10.5	Lease Agreement between BioElectronics Corporation and Westlake Plaza Business Park, LLC dated January 31, 2005 (incorporated by reference to Exhibit 10.5 to the Company's SB-2/A, filed on June 19, 2006).
10.6	Secured Convertible Promissory Note, dated December 8, 2005, between BioElectronics Corporation and Whalehaven Capital Fund Limited (incorporated by reference to Exhibit 10.6 to the Company's SB-2/A, filed on June 19, 2006).
10.7	Secured Convertible Promissory Note, dated December 8, 2005, between BioElectronics and Alpha Capital Aktiengesellshaft (incorporated by reference to Exhibit 10.7 to the Company's SB-2/A, filed on June 19, 2006).
10.8	Secured Convertible Promissory Note, dated December 8, 2005, between BioElectronics Corporation and Harborview Master Fund, Ltd (incorporated by reference to Exhibit 10.8 to the Company's SB-2/A, filed on June 19, 2006).
10.9	Promissory Note, dated June 30, 2005, between BioElectronics Corporation and MaxMed Technologies, Inc. (incorporated by reference to Exhibit 10.9 to the Company's SB-2/A, filed on June 19, 2006).
10.10	Subscription Agreement, dated December 8, 2005, between BioElectronics Corporation and the Subscribers listed therein (incorporated by reference to Exhibit 10.10 to the Company's SB-2/A, filed on June 19, 2006).
10.11	Registration Rights Agreement, dated April 4, 2005, between BioElectronics Corporation and the Investors listed therein (incorporated by reference to Exhibit 10.11 to the Company's SB-2/A, filed on June 19, 2006).
10.12	Distribution Agreement, dated June 30, 2005, between BioElectronics Corporation and MaxMed Technologies, Inc. (incorporated by reference to Exhibit 10.12 to the Company's SB-2/A, filed on June 19, 2006).
10.13	Modification and Amendment Agreement to the Subscription Agreement, dated August 14, 2006 between BioElectronics Corporation and the Subscribers listed therein (incorporated by reference to Exhibit 10.13 to the Company's SB-2 filed August 14, 2006).
10.14*	BioElectronics Report, "The Physics and Clinical Research Behind ActiPatch".
23.1*	Consent of Berenfeld Spritzer Shechter & Sheer.
23.2*	Consent of Kirkpatrick & Lockhart Nicholson Graham, LLP.
24*	Powers of Attorney of certain officers and directors of the Company (included on the signature page of this Registration Statement).
*Filed herewith.
**To be filed by amendment.